Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

MATSON LOGISTICS, INC.,

as the Buyer

and

SPAN HOLDINGS, LLC,

as the Seller

Dated as of July 18, 2016

i

(Continued)

(Continued)

(Continued)

		Page

Section 10.19	Release	72
Section 10.20	Legal Representation	72

Schedule A                                               Key Employees

Exhibit A                                                         Escrow Agreement

Exhibit B                                                         Assumption Agreement

Exhibit C                                                         Tax Certificate

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of July 18, 2016 (this “Agreement”), between Matson Logistics, Inc., a Hawaii corporation (the “Buyer”), and Span Holdings, LLC, a Delaware limited liability company (the “Seller”).

RECITALS

A.                                    The Seller owns 100% of the issued and outstanding limited liability company interests in Span Intermediate, LLC (the “Membership Interests”), a Delaware limited liability company (the “Company”).

B.                                    The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Membership Interests.

C.                                    Concurrently with the execution of this Agreement, each of the Persons identified as key employees and listed in Schedule A (each a “Key Employee”) has executed and delivered to the Buyer an amendment to such Key Employee’s employment agreement(each as amended, an “Employment Agreement”), which describes, among other matters, the terms of such Person’s employment with the Buyer following the Closing Date, which will become effective upon the Closing.

D.                                    Concurrently with the execution this Agreement, Evergreen Pacific Partners II, L.P.  (“Evergreen”) has executed and delivered to the Buyer a non-solicitation and confidentiality agreement with the Buyer and the Company (the “Evergreen Agreement”), which will become effective upon the Closing.

E.                                     Concurrently with the execution this Agreement, Evergreen has executed and delivered to the Buyer a guaranty agreement with the Buyer (the “Evergreen Guaranty”).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, demand, cause of action, suit, litigation, inquiry, proceeding, Order, examination, audit or investigation, in each case by any Person before any Governmental Authority, or any other arbitration or mediation.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Escrow Agreement, the Assumption Agreement, the Evergreen Agreement and the Evergreen Guaranty.

“Applicable Accounting Principles” means GAAP applied on a basis consistent with the preparation of the Balance Sheet.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, would reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that Buyer Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from: (A) general economic conditions or the financial or securities markets in the United States generally, (B) the outbreak of war, military acts or acts of terrorism, (C) changes in Law or changes in GAAP, (D) the taking of any action requested by the Seller, or which is otherwise expressly required by this Agreement or the Ancillary Agreements, (E) any violation or breach by the Seller of any covenant, agreement, representation or warranty of the Seller contained in this Agreement, or (E) the announcement of the transactions contemplated by this Agreement; except in the case of the foregoing clauses (A), (B) and (C), to the extent the impact of such event, change, circumstance, occurrence, effect, result or state of facts is disproportionately adverse to the Buyer, taken as a whole, as compared to other Persons engaged in the logistics industry in the United States.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries that would be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with the Applicable Accounting Principles.  For the sake of clarity, “Cash” can be a negative number.

“Closing Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Closing Net Working Capital exceeds the Target Net Working Capital.

“Closing Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Closing Net Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Registered IP” means all registered Marks (including domain names), Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by the Company or any of its Subsidiaries.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 2, 2016 between Matson, Inc. and the Seller.

“Contract” means any contract, purchase order, agreement, binding commitment, note, bond, mortgage, indenture, instrument, lease, binding arrangement, binding understanding,

binding promise or other binding obligation, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Disregarded Entity” means any entity disregarded as an entity pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) (or any corresponding provision of state or local income Tax Law).

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Value” means $197,600,000.00.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Branch Banking and Trust Company, a North Carolina banking corporation, in its capacity as escrow agent.

“Estimated Purchase Price” means (i) Enterprise Value, plus (ii) Estimated Cash, minus (iii) Estimated Indebtedness, plus (iv) the Estimated Working Capital Overage, if any, minus (v) the Estimated Working Capital Underage, if any, minus (vi) Estimated Transaction Expenses.

“Estimated Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Estimated Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

“Final Closing Statement” means the Closing Statement in the form in which it becomes final and binding in accordance with Section 2.4, including pursuant to any mutual revision in accordance with Section 2.4.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, department, instrumentality, bureau, board, branch, agency or commission, self-regulatory organization or quasi-governmental entity or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Immediate Family” means, with respect to any specified Person, any other Person who is a spouse, parent, child (whether natural or adopted), sibling, mother and father-in-law, son and daughter-in-law, brother and sister-in-law, uncles, aunts or cousins of such Person, any trust or other entity (including a partnership or limited liability company) solely for the benefit of such Person and/or such Person’s spouse, parent, child (whether natural or adopted), sibling, mother and father-in-law, son and daughter-in-law, brother and sister-in-law, uncles, aunts or cousins and anyone (other than domestic employees) who permanently resides in the same home as such Person.

“Inbound License Agreements” means all Contracts granting to the Company or any of its Subsidiaries any right under or with respect to any Intellectual Property owned by a third party, but excluding commercially available “off-the-shelf” software licensed to the Company or any of its Subsidiaries in object code form solely for internal use for an annual aggregate license fee of no more than $10,000.

“Indebtedness” means, without duplication, (i) the unpaid amount of principal, accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries, (B) all indebtedness of the Company and its Subsidiaries evidenced by notes, debentures, bonds or other similar instruments, and (C) all of the Company’s and its Subsidiaries’ obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder); (ii) all obligations of the Company and its Subsidiaries under any lease required to be classified and accounted for as a capital lease under GAAP consistently applied; (iii) any obligations of the Company and its Subsidiaries for the deferred purchase price of goods and services (but excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business consistent with past practice and included in Net Working Capital), including any earn out liabilities associated with acquisitions (other than such amounts associated with the Pacific Freightways Acquisition); (iv) all liabilities in respect of compensation with respect to any current or former employee, officer, limited liability company manager or director of the Company or any of its Subsidiaries that arise before or as a result of the Closing to the extent such liabilities are not included in Closing Net Working Capital or Transaction Expenses, and any employment Taxes payable by the Company or any of its Subsidiaries with respect to the foregoing to the extent such Taxes are not included in Closing Net Working Capital or Transaction Expenses; (v) unpaid management fees payable by the Company or its Subsidiaries to Evergreen Pacific Partners Management Company, Inc. and/or its Affiliates or any other unpaid similar fees payable to other Persons; (vi) all deposits and monies received in advance; (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including (x) any guarantee of such obligation of any other Person or (y) any indebtedness obligation of any other Person which is secured by a lien on any assets of the Company or any of its Subsidiaries.

“Indemnity Escrow Amount” means $2,962,500.00.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“knowledge” means, with respect to the Seller or the Company, the knowledge of the individuals set forth on Schedule 1.1(a) and such knowledge as would be imputed to such persons upon due inquiry, and with respect to the Buyer, the knowledge of the individuals set forth on Schedule 1.1(b) and such knowledge as would be imputed to such persons upon due inquiry.

“Law” means any statute, law, common law, ordinance, license, permit, regulation, rule, code, executive order, or Order of any Governmental Authority.

“Leased Personal Property” means all vehicles, equipment or other tangible personal property leased by the Company or any of its Subsidiaries.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from: (A) changes generally affecting the logistics industry in the United States, (B) general economic conditions or the financial or securities markets in the United States generally, (C) the outbreak of war, military acts or acts of terrorism, (D) changes in Law or changes in GAAP, (E) the taking of any action requested by the Buyer, or which is otherwise expressly required by this Agreement or the Ancillary Agreements, (F) any violation or breach by the Buyer of any covenant, agreement, representation or warranty of the Buyer contained in this Agreement, (G) the failure, in and of itself, to meet projections (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect) or (H) the announcement of the transactions contemplated by this Agreement; except in the case of the foregoing clauses (A), (B), (C) and (D), to the extent the impact of such event, change, circumstance, occurrence, effect, result or state of facts is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the logistics industry in the United States.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Company and its Subsidiaries minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, in each case before taking into account any effect thereon of the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles; provided, however, for the avoidance of doubt, Net Working Capital shall exclude Cash, income Tax assets and income Tax liabilities, and shall exclude any amounts included in the calculation of Indebtedness or Transaction Expenses to the extent such amounts are reflected in the calculation of the Purchase Price (to avoid any double-counting with any other adjustments).

“Order” means any order, writ, judgment, injunction, decree, ruling, stipulation, determination or award.

“Outbound License Agreements” means all Contracts under which the Company or any of its Subsidiaries grants to a third party any rights under or with respect to any Intellectual Property.

“Owned Personal Property” means all vehicles, equipment or other tangible personal property owned by the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means, without duplication, all Taxes (i) for which the Company or its Subsidiaries is or becomes liable (a) with respect to any Pre-Closing Tax Period, (b) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing, or (c) as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date, (ii) for which the Seller or its Subsidiaries (including, for all periods, the Company and its Subsidiaries) is or becomes liable arising out of or resulting from this Agreement or any Ancillary Agreement, (iii) Transfer Taxes and (iv) of the Seller or any of its direct or indirect owners (including without limitation Taxes of the Seller, or its direct or indirect owners, that become a liability of, or are assessed or collected against, the Buyer or any of its Affiliates (including the Company and its Subsidiaries after Closing), in each case, together with any interest, penalties and additions to Tax with respect to any of the foregoing.  In the case of any Straddle Period: (x) any Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (y) all other Taxes for the Pre-Closing Tax Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such Straddle Period were a Tax Period that ended as of the close of business on the Closing Date (and for such purpose, the Tax Period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).  In the case of clause (y), exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

“Property Taxes” means real, personal and intangible property taxes.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves, or since March 31, 2014 has served, as a director, executive officer, partner, member or in a similar capacity of such specified Person; or (iii) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, limited liability company managers, directors, principals, employees, agents, auditors, counsel, advisors, bankers and other representatives of such Person.

“Straddle Period” means a Tax Period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Target Net Working Capital” means $4,750,000.00.

“Tax Period” means any period prescribed by any Law or a Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any and all returns, declarations, reports, statements, information returns, elections, certificates, bills, documents, claims for refund, amended returns or other documents or statements filed or submitted, or required to be filed with or submitted to, any Governmental Authority (or to any third party to whom a Tax is required to be paid) with respect to any Tax, including any attachments, schedules, amendments and supplements thereto.

“Taxes” means:  (i) all federal, state, local, foreign, provincial and other net income, gross income, alternative, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, social security, welfare, workers’ compensation, unemployment, disability, environmental, stock, stamp, capital production, occupation, premium, real, personal or intangible property, windfall profits, transaction, title, customs, duties, levies, tariffs, imposts, amounts due under any escheat or unclaimed property Law or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), in each case, imposed by a Governmental Authority, (ii) any interest and penalties, fines or additions to tax or additional amounts imposed in connection with (x) any item described in clause (i) or (y) the failure to comply with any requirement imposed with respect to any Tax Return, (iii) any liability for payment of amounts described in clauses (i) or (ii) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law, and (iv) any liability for the payment of amounts described clauses (i), (ii) or (iii) as a result of any Tax sharing, Tax indemnity or Tax allocation or any other express or implied agreement.

“Transaction Expenses” means any and all fees, costs and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Seller) in connection with the process of marketing and selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with seeking, obtaining or delivering consents, notices or approvals set forth on Schedule 7.3(b) and the approvals contemplated by Section 7.1(b) (other than the filing fee required under the HSR Act as set forth in Section 5.7(a) and Section 10.1) and any fees and expenses associated with delivering the notices described in Section 5.12; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts, in each case due in connection with the transactions contemplated hereby (and, for purposes of severance and termination, not as a result of any action taken by the Buyer or any of its Affiliates (including the

Company and its Subsidiaries) after the Closing), including any Taxes payable in connection therewith; and (vi) 50% of the R&W Insurance Policy Cost, up to a maximum of $400,000.00.

Section 1.2                                    Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquisition Non-Competition Agreement	3.22(c)
Agreement	Preamble
Alaska Freight	3.22(a)
Assumption Agreement	5.8(b)
Balance Sheet	3.7(b)
Buyer	Preamble
Buyer Indemnified Parties	8.2
Capital Expenditure Plan	3.27
CERCLA	3.18(g)(iii)
Claim Notice	8.4(a)
Closing	2.2(a)
Closing Balance Sheet	2.4(a)
Closing Cash	2.4(a)
Closing Date	2.2(a)
Closing Indebtedness	2.4(a)
Closing Net Working Capital	2.4(a)
Closing Statement	2.4(a)
Closing Transaction Expenses	2.4(a)
Code	3.11(b)
Company	Recitals
Confidential Information	5.6(b)
CSA Scores	3.9(c)
Debt Payoff Letter	7.3(f)
Deductible	8.6(a)(i)
Designated Contact	5.2 (a)
Direct Claim	8.4(c)
Disclosure Schedules	Article III
DOT	3.9(c)
Earnout Obligations	5.8(a)
Electronic Signature	10.16
Employment Agreement	Recitals
End Date	9.1(c)(i)
Environmental Laws	3.18(g)(i)
Environmental Permits	3.18(g)(ii)
ERISA	3.11(a)(i)
Escrow Agreement	2.2(b)(iv)
Estimated Cash	2.3(a)
Estimated Indebtedness	2.3(a)
Estimated Net Working Capital	2.3(a)

Definition	Location

Estimated Transaction Expenses	2.3(a)
Evergreen	Recitals
Evergreen Agreement	Recitals
Evergreen Guaranty	Recitals
Financial Statements	3.7(a)
Firm	2.4(c)
Fundamental Pre-Closing Covenants	8.6(a)(B)
Fundamental Representations	8.6(a)(A)
Hazardous Substances	3.18(g)(iii)
HSR Act	3.3(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Indemnity Escrow Account	2.2(b)(iv)
Intercompany Arrangements	5.5
Interim Balance Sheet	3.7(a)
Interim Balance Sheet Date	3.7(a)
Interim Financial Statements	3.7(a)
IRS	3.11(b)
Key Employee	Recitals
Losses	8.2
Material Contracts	3.19(a)
Membership Interests	Recitals
Midnight Sun	3.22(a)
Multiemployer Plan	3.11(c)
Multiple Employer Plan	3.11(c)
Net Adjustment Amount	2.4(f)(i)
Notice of Disagreement	2.4(b)
Occupational Safety and Health Law	3.18(g)(iv)
Occupational Safety and Health Liabilities	3.18(g)(v)
Occupational Safety and Health Matters	3.18(g)(vi)
Organizational Documents	3.1(b)
Pacific Freightways	3.22(b)
Pacific Freightways Agreement	3.22(b)
Pacific Freightways R&W Policy	3.22(b)
Payoff Indebtedness	2.2(b)(ii)
Pension Plan	3.11(c)
Permits	3.9(b)
Permitted Encumbrances	3.16(d), 3.13(a)
Preliminary Closing Balance Sheet	2.3(a)
Preliminary Closing Statement	2.3(a)
Price Allocation	2.5(a)
Privileged Communications	10.20
Purchase Price	2.1(b)
R&W Insurance Policy	5.11
R&W Insurance Policy Cost	5.11

Definition	Location

R&W Insurer	5.11
Release	3.18(g)(vii)
Remediation	3.18(g)(viii)
S corporation	3.17(m)
Seller	Preamble
Seller Group	10.20
Seller Indemnified Parties	8.3
Span Acquisition	3.22(a)
Span-Alaska	3.22(a)
Span-Alaska Agreement	3.22(a)
Span-Alaska R&W Policy	3.22(a)
Tax Actions	3.17(h)
Third Party Claim	8.4(a)
Transaction Expenses Payoff Instructions	7.3(g)
Transfer Taxes	6.6
Warn Act	3.12(f)

ARTICLE II

PURCHASE AND SALE

Section 2.1                                    Purchase and Sale of the Membership Interests.

(a)                                 Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall, in reliance on the representations, warranties and covenants of the Buyer contained herein, sell, assign, transfer, convey and deliver the Membership Interests to the Buyer, free and clear of all Encumbrances, other than Encumbrances arising under federal and state securities laws and Encumbrances created by, or otherwise arising as a result of any action of, the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase the Membership Interests from the Seller.

(b)                                 Purchase Price.  The aggregate purchase price for the Membership Interests (as finally determined in accordance with Section 2.4 and as reflected on the Final Closing Statement, the “Purchase Price”) shall be an amount in cash equal to:

(i)                                     the Enterprise Value; plus

(ii)                                  the Closing Cash; minus

(iii)                               the Closing Indebtedness; minus

(iv)                              the Closing Transaction Expenses; plus

(v)                                 the Closing Working Capital Overage, if any; minus

(vi)                              the Closing Working Capital Underage, if any.

Section 2.2                                    Closing.

(a)                                 The sale and purchase of the Membership Interests shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, San Francisco, California at 10:00 a.m., Pacific time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of each party set forth in Article VII by the party entitled to the benefit of such conditions (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions), unless another place, time or date is mutually agreed upon by the Seller and the Buyer in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)                                 At the Closing:

(i)                                     the Buyer shall deliver or cause to be delivered to the Seller an amount equal to (x) the Estimated Purchase Price, minus (y) the Indemnity Escrow Amount;

(ii)                                  the Buyer shall deliver or cause to be delivered on behalf of the Company the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.2(b)(ii) (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(iii)                               the Buyer shall deliver or cause to be delivered on behalf of the Company or the Seller (as applicable) the amount of the Estimated Transaction Expenses as directed by the Seller;

(iv)                              the Buyer shall deposit an amount equal to the Indemnity Escrow Amount into an escrow account (the “Indemnity Escrow Account”) to be established pursuant to an escrow agreement (the “Escrow Agreement”) to be executed at Closing by and among the Buyer, the Seller and the Escrow Agent, substantially in the form of Exhibit A attached hereto;

(v)                                 the Seller shall deliver to the Buyer evidence, in form and substance reasonably satisfactory to the Buyer, that all interest rate, credit default, foreign exchange or similar hedge agreements or any derivative transactions have been terminated and satisfied in full for cash with no further liabilities to the Company or any of its Subsidiaries with respect thereto;

(vi)                              the Buyer shall deliver to the Seller the certificate described in Section 7.2(a);

(vii)                           the Seller shall deliver to the Buyer the certificate described in Section 7.3(a);

(viii)                        the Buyer shall deliver (x) a customary certificate of its secretary certifying the resolutions of the Buyer’s board of directors approving the transactions contemplated by this Agreement and the Ancillary Agreements to which the Buyer is a party and the incumbency of the Buyer’s duly appointed officers as of immediately prior to the Closing and (y) a certificate of good standing in the state of Hawaii; and

(ix)                              the Seller shall deliver (x) a customary certificate of its secretary certifying the resolutions of the Seller’s board of managers approving the transactions contemplated by this Agreement and the Ancillary Agreements to which the Seller is a party and the incumbency of the Seller’s duly appointed officers as of immediately prior to the Closing and (y) certificates of good standing of the Seller, the Company and each of the Subsidiaries, in each case, in the state of such Person’s formation and certificates of qualification for each of the Seller, the Company and each of its Subsidiaries in each of the states set forth opposite its name on Schedule 2.2(b)(ix).

(c)                                  All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two (2) Business Days prior to the applicable payment date.

Section 2.3                                    Closing Estimates; Schedules.

(a)                                 At least three (3) Business Days prior to the anticipated Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) that shall set forth the Seller’s good faith estimate of (i) the consolidated balance sheet of the Company and its Subsidiaries as of the anticipated Closing Date (the “Preliminary Closing Balance Sheet”); (ii) (A) Net Working Capital based on the Preliminary Closing Balance Sheet (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), (C) Cash (the “Estimated Cash”) and (D) all Transaction Expenses that will remain unpaid as of the Closing (the “Estimated Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses determined as of the Closing and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein) and (iii) on the basis of the foregoing, a calculation of the Estimated Purchase Price.  The Preliminary Closing Balance Sheet, Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash shall be calculated in accordance with the definitions of such terms set forth in this Agreement.  The Seller shall use reasonable best efforts to prepare the Preliminary Closing Balance Sheet such that the Preliminary Closing Balance Sheet is generally consistent in form and substance in all material respects with the balance sheet included in the Interim Financial Statements (as appropriately adjusted for the passage of time).  All calculations of Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses shall be accompanied by a certificate of the Company’s and the Seller’s Chief Financial Officer certifying that such estimates have been calculated in good faith in accordance with this Agreement.  All such estimates shall be subject to the Buyer’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 2.2 and shall not limit or otherwise affect the Buyer’s or the Seller’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Buyer or the Seller of the accuracy of the amounts reflected thereof.

(b)                                 At least three (3) Business Days prior to the Closing Date, the Seller shall provide the Buyer with the Transaction Expenses Payoff Instructions as set forth in Section 7.3(g) setting forth, among other items described in Section 7.3(g), a description and estimated amount of the Transaction Expenses that remain unpaid as of the Closing that comprise the Estimated Transaction Expenses included in the Preliminary Closing Statement as set forth in Section 2.3(a) and the identities of payees.

(c)                                  At least three (3) Business Days prior to the Closing Date, the Seller shall provide the Buyer with a written statement setting forth a description and estimated amount of the Indebtedness, including all Payoff Indebtedness, as of the Closing that comprise the Estimated Indebtedness included in the Preliminary Closing Statement as set forth in Section 2.3(a).

Section 2.4                                    Post-Closing Adjustment of Purchase Price.

(a)                                 Within ninety (90) days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Closing Statement”) that shall set forth (i) the consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Balance Sheet”); (ii) a calculation of the actual (A) Net Working Capital as of the Closing (the “Closing Net Working Capital”), (B) Indebtedness as of the Closing (the “Closing Indebtedness”), (C) Cash as of the Closing (the “Closing Cash”) and (D) Transaction Expenses as of the Closing (the “Closing Transaction Expenses”) (with each of Closing Net Working Capital, Closing Indebtedness and Closing Cash determined without giving effect to the transactions contemplated herein) and (iii) on the basis of the foregoing, a calculation of the Purchase Price.  The Closing Balance Sheet, Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be calculated in accordance with the definitions of such terms set forth in this Agreement.  All calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be accompanied by a certificate of the Buyer’s Chief Financial Officer certifying that such amounts have been prepared in good faith in accordance with this Agreement.

(b)                                 The Closing Statement shall become final and binding on the 30th day following the Buyer’s delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Closing Statement.  The Seller shall be deemed to have agreed with the Buyer’s calculation of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(c).  Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as reflected on the Closing Statement not being calculated in accordance with the provisions of this Agreement, including the definitions set forth herein.  If a timely Notice of Disagreement is delivered by Seller, then the Closing Statement shall become final and binding on the parties on the earlier of (i) the date the Buyer and Seller resolve in writing any differences they have with respect to the matters set forth in the Notice of Disagreement and (ii) the date all matters in dispute are finally resolved by the Firm.

(c)                                  During the fifteen (15) day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein and any related items.  Any disputed items resolved in writing between the Seller and the Buyer within such fifteen (15) day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder.  If the Seller and the Buyer have not resolved all such differences by the end of such fifteen (15) day period, the Seller and the Buyer shall, within thirty (30) days following the end of such period, submit in writing to a nationally recognized independent firm with a nationally recognized dispute resolution practice (the “Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, and the Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review.  The Firm shall consider only those items and amounts in the Seller’s and the Buyer’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses that are identified as being items and amounts to which the Seller and the Buyer have been unable to agree.  In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Firm shall be Duff & Phelps, LLP or, if such firm is unable or unwilling to act, such other nationally recognized firm expert in resolving such disputes as shall be agreed in writing by the Seller and the Buyer.  The Seller and the Buyer shall use their commercially reasonable efforts to cause the Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within thirty (30) days following the submission thereof.  Judgment may be entered upon the written determination of the Firm in accordance with Section 10.9.  In acting under this Agreement, the Firm will be entitled to the privileges and immunities of an arbitrator.

(d)                                 The fees and expenses of the Firm shall be borne 50% by the Seller and 50% by the Buyer, unless the Firm adopts in full all the positions of one of the parties, in which case the other party shall bear 100% of such amounts.  The other fees and disbursements of each party incurred in connection with the dispute resolution pursuant to this Section 2.4(c) shall be borne by such party.

(e)                                  The Buyer and the Seller will, and will cause the Company (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Closing Statement through the resolution of any adjustments contemplated by this Section 2.4) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash and Indebtedness as specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f)                                   The Final Closing Statement, once final and binding in accordance with this Section 2.4, shall be used to determine the Purchase Price.

(i)                                     For the purposes of this Agreement, the “Net Adjustment Amount” means the aggregate amount, which aggregate amount may be positive or negative, equal to the Purchase Price minus the Estimated Purchase Price.

(ii)                                  If the Net Adjustment Amount is positive, (A) within three (3) Business Days following the date on which the Final Closing Statement becomes final and binding on the parties, the Buyer shall immediately pay to the Seller, by wire transfer of immediately available funds, an amount equal to the Net Adjustment Amount to an account or accounts designated by the Seller; and

(iii)                               If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), within three (3) Business Days following the date on which the Final Closing Statement becomes final and binding on the parties, the Seller shall immediately pay to the Buyer, by wire transfer of immediately available funds, an amount equal to the Net Adjustment Amount to an account or accounts designated by the Buyer.

(iv)                              The payments (if any) by the Buyer contemplated by Section 2.4(f)(ii) above shall be the sole and exclusive remedy for the Seller for payment of any Net Adjustment Amount pursuant to this Section 2.4, and recourse against the Buyer in accordance with Section 2.4(f)(ii) shall be Seller’s and its Affiliates’ sole and exclusive source of recovery for any amounts owing to the Seller pursuant to this Section 2.4.

(v)                                 The payment (if any) by the Seller contemplated by Section 2.4(f)(iii) above, or payment by Evergreen pursuant to the Evergreen Guaranty, shall be the sole and exclusive remedy for Buyer for payment of any Net Adjustment Amount pursuant to this Section 2.4, and recourse against the Seller in accordance with Section 2.4(f)(iii), or Evergreen pursuant to the Evergreen Guaranty, shall be Buyer’s and its Affiliates sole and exclusive source of recovery for any amounts owing to Buyer pursuant to this Section 2.4, except as set forth in Section 8.2(d).  The dispute resolution provisions provided in this Section 2.4 shall be the exclusive remedies for the matters addressed herein.  For the avoidance of doubt, and without limiting the generality of the foregoing, except as provided in, or for breaches of, this Section 2.4 and except in the event of fraud, no claim by the Seller or the Buyer or any other Person for the payment of any Net Adjustment Amount pursuant to this Section 2.4 shall be asserted against the Buyer, the Seller, Evergreen or any other Person.

(vi)                              All payments required pursuant to Sections 2.4(f)(ii) and 2.4(f)(iii) shall be treated as an adjustment to the Purchase Price of the assets of the Company and its Subsidiaries for income tax purposes, unless otherwise required by applicable Law.

Section 2.5                                    Purchase Price Allocation.

(a)                                 For applicable income Tax purposes, the Purchase Price (plus any liabilities treated as consideration for the assets of the Company and its Subsidiaries for federal income tax purposes) shall be allocated among the assets of the Company and each of its Subsidiaries in a manner consistent with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Price Allocation”).  The Buyer shall be responsible for the preparation the Price Allocation.  Following the final determination of the Final Closing Statement pursuant to Section 2.4, the Buyer shall forward the proposed Price Allocation and a draft IRS Form 8594 to the Seller for its review.  If the Seller agrees in writing with the Price Allocation or fails to object in writing to the Price Allocation within twenty (20) days following receipt thereof from the Buyer, the Price Allocation shall be conclusive and binding upon the Buyer and the Seller for all Tax purposes.  If the parties are unable to agree on the Price Allocation after good faith consultation, the matters in dispute shall be referred for resolution to the Firm.  The fees and expenses of the Firm shall be borne 50% by the Seller and 50% by the Buyer, unless the Firm adopts in full all the positions of or one of the parties, in which case the other party shall bear 100% of such amounts.  The Firm shall resolve any disputed matters as promptly as practicable, and the Firm’s decision with respect to any such matter shall be conclusive and binding on the Buyer, the Seller, and their respective Affiliates for applicable Tax purposes.

(b)                                 Each party agrees to timely file any form required to be filed by applicable Tax Law reflecting the Price Allocation (including IRS Form 8594 and any similar filing required by applicable state or local Tax Law).  The Price Allocation made pursuant to this Section 2.5 shall be binding on the Buyer and the Seller for all income Tax reporting purposes.  Neither the Buyer nor the Seller shall take any position inconsistent with the Price Allocation in connection with any income Tax proceeding, except to the extent that (i) the Buyer’s cost for the assets of the Company and its Subsidiaries may differ from the amount so allocated to the extent necessary to reflect its capitalized acquisition costs not included in the amount realized by the Seller or (ii) the amount treated as purchase price has changed by reason of payments of amounts between the Buyer and the Seller subsequent to the Closing Date that were not previously reflected in the Price Allocation.  If any Governmental Authority disputes the Price Allocation, the party receiving notice of the dispute shall promptly notify the other party hereto, and the parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Price Allocation.

(c)                                  Any indemnification or other payment treated as an adjustment to the Purchase Price pursuant to Section 8.8 hereof or otherwise, or any other payment treated as an adjustment to the purchase price for the assets of the Company and its Subsidiaries under applicable Law, shall be reflected as an adjustment to the price allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the assets of the Company and its Subsidiaries in accordance with this Section 2.5.

Section 2.6                                    Withholding Rights.  The Buyer and its agents shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement or the Ancillary Agreements such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law.  Any such deducted and withheld amounts that are paid over to the proper Governmental Authority shall be treated for all purposes of this Agreement and the Ancillary Agreements as having been paid to the applicable Person in respect of whom such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (which Disclosure Schedules set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, except that any information set forth in one section or subsection of the Disclosure Schedules will be deemed to apply to any other sections or subsections thereof (other than Section 3.17) to the extent that the relevance of such information to such other sections and subsections is reasonably apparent on its face from a reading of such disclosure (without being required to review any document referenced in such disclosure), the Seller hereby represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date as follows:

Section 3.1                                    Organization and Qualification.

(a)                                 The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is (i) a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Seller has heretofore made available to the Buyer a complete and correct copy of the certificate of formation, bylaws, operating agreement or equivalent organizational documents (collectively, the “Organizational Documents”), each as amended to date, of the Company and each of its Subsidiaries.  Such Organizational Documents are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.  The resolutions of each of the Company and its Subsidiaries that have been made available for inspection by the Buyer prior to the date hereof are true and correct.

Section 3.2                                    Authority.  The Seller has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of Seller.  This Agreement has been, and upon their execution each of the Ancillary Agreements to be executed by the Seller will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to be executed by the Seller will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of remedies.

Section 3.3                                    No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the Organizational Documents of the Seller or the Company or any of its Subsidiaries;

(ii)                                  conflict with or violate any Law applicable to the Seller or the Company or any of its Subsidiaries or by which any property or asset of the Seller or the Company or any of its Subsidiaries is bound or affected; or

(iii)                               result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Seller or the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any material property, asset or right of the Seller or the Company or any of its Subsidiaries pursuant to, any Contract, Order, Permit or other obligation to which the Seller or the Company or any of its Subsidiaries is a party or by which the Seller or the Company or any of its Subsidiaries or any of their material respective properties, assets or rights are bound or affected.

(b)                                 None of the Seller or the Company or any of its Subsidiaries is required to file, seek or obtain any Permit or Order of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any Permit, right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 3.4                                    Membership Interests.  The Seller is the record and beneficial owner of the Membership Interests, free and clear of any Encumbrance, other than Encumbrances arising under federal and state securities laws and Encumbrances created by, or otherwise arising as a result of any action of the Buyer.  Assuming that this Agreement is the valid and binding agreement of the Buyer, the Seller has the right, authority and power to sell, assign and transfer the Membership Interests to the Buyer.  Upon the Buyer’s payment of the amounts required by Section 2.2(b)(i), Section 2.2(b)(ii) (to the extent such amounts are Payoff Indebtedness which are secured by a lien on the Membership Interests), and Section 2.2(b)(iv) hereto, the Buyer shall acquire good, valid and marketable title to the Membership Interests, free and clear of any Encumbrance, other than Encumbrances arising under federal and state securities laws and Encumbrances created by, or otherwise arising as a result of, any action of the Buyer.

Section 3.5                                    Capitalization.  The Membership Interests constitute all of the issued and outstanding limited liability company membership interests of the Company.  Schedule 3.5 of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the number of its authorized membership interests or other ownership interests, if any, the number of its outstanding membership interests or other ownership interests, and the record and beneficial owners of its outstanding membership interests or other ownership interests.  Except for the Membership Interests, neither the Company nor any of its Subsidiaries has issued or agreed to issue any:  (a) securities, equity, ownership or voting interest; (b) securities or instruments convertible into or exchangeable for any securities, equity, ownership or voting interests; (c) equity-equivalents, earnings, profits or revenue-based or equity-based interests or rights, including options, beneficial, appreciation, phantom or tracking interests; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding membership interest or other ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such membership interest or other ownership interest is owned by the Company or another Subsidiary of the Company, free and clear of any Encumbrance other than Encumbrances arising under federal and state securities laws and Encumbrances created by, or otherwise arising as a result of, any action of the Buyer.  All of the aforesaid membership interests or other ownership interests have been issued by the Company or a Subsidiary in compliance with all applicable federal and state securities Laws.  Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued membership interests or other ownership or equity interests of the Company or any of its Subsidiaries.  No membership interests or other ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of the Company or any of its Subsidiaries or any Contract to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries is bound.

Section 3.6                                    Equity Interests.  Except for the Subsidiaries listed on Schedule 3.6 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to purchase any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.

Section 3.7                                    Financial Statements; No Undisclosed Liabilities; Indebtedness.

(a)                                 True and complete copies of (i) the audited consolidated balance sheet of the Seller and its Subsidiaries as at December 27, 2014 and December 26, 2015, and the related audited consolidated statements of income, changes in members’ equity and changes in cash flows of the Seller and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller’s independent auditors (collectively referred to as the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Seller and its Subsidiaries (the “Interim Balance Sheet”) as at May 28, 2016 (the “Interim Balance Sheet Date”), and the related consolidated statements of income and changes in cash flows of the Seller and its Subsidiaries for the five (5) month period then ended (collectively referred to as the “Interim Financial Statements”), are set forth on Schedule 3.7(a) of the Disclosure Schedules.  Each of the Financial Statements and the Interim Financial Statements (A) have been derived from the books and records of the Seller and its Subsidiaries and (B) present fairly, in all material respects, the financial position, results of operations and cash flows of the Seller and its Subsidiaries as of the respective dates thereof and for the respective periods indicated in accordance with GAAP applied on a consistent basis throughout the periods indicated, subject, in the case of the Interim Financial Statements, to (1) the absence of footnote disclosures, and (2) normal and recurring year-end adjustments that would not reasonably be expected to be, individually or in the aggregate, material.

(b)                                 Except as and to the extent adequately accrued or reserved against in the audited consolidated balance sheet of the Seller and its Subsidiaries as at December 26, 2015 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), neither the Seller nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP consistently applied, to be reflected in a consolidated balance sheet of the Seller and its Subsidiaries or disclosed in the notes thereto, except for (i) liabilities and obligations, incurred in the ordinary course of business since the date of the Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of law), (ii) liabilities disclosed on Schedule 3.7(b) of the Disclosure Schedules, (iii) liabilities included in the computation of Indebtedness or Transaction Expenses, in each case as of the Closing and as finally determined pursuant to Section 2.4, (iv) liabilities included in the computation of Net Working Capital as of the Closing, as finally determined pursuant to Section 2.4 and (v) obligations under any Material Contracts or under Contracts entered into in the ordinary course of business (but excluding Material Contracts or Contracts for Indebtedness and liabilities for any breach of such Contract occurring on or prior to the Closing Date).

(c)                                  The Seller and its Subsidiaries, taken as a whole, maintain and adhere to a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements and the Interim Financial Statements), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Seller and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of managers of Seller and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Seller and its Subsidiaries that could have a material effect on the Seller’s and its Subsidiaries’ financial statements.

(d)                                 Schedule 3.7(d) of the Disclosure Schedules sets forth a true and complete description and amount of all Indebtedness of the Seller and its Subsidiaries as of the date of this Agreement (other than Indebtedness of the type identified in clause (iv) of the definition of Indebtedness that would be included as a current liability in Net Working Capital as of the date of this Agreement).  The Company has no outstanding letters of credit.

Section 3.8                                    Absence of Certain Changes or Events.  Except as set forth on Schedule 3.8 of the Disclosure Schedules, since the date of the Balance Sheet:  (a) neither the Company nor any of its Subsidiaries has sold, assigned or transferred any material portion of its assets, except in the ordinary course consistent with past practice; (b) there has not been any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance exceeding $50,000; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9                                    Compliance with Law; Permits.

(a)                                 Each of the Company and its Subsidiaries is and, for the past three (3) years has been in compliance in all material respects with all Laws applicable to it.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past three (3) years, any notice, order, complaint or other communication from any

Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b)                                 Each of the Company and its Subsidiaries is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”).  Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits.  No suspension, cancellation, adverse modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Seller, threatened.  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not result in the suspension, cancellation, adverse modification or revocation of any of the Permits.  No Permit is held in the name of any employee, officer, limited liability company manager, director, member or agent on behalf of the Company or any of its Subsidiaries.

(c)                                  Each of the Company and its Subsidiaries, to the extent such company is subject to the Safety Fitness Procedures and Safety Measurement System of the Federal Motor Carrier Safety Administration (i) currently has, and during the past three (3) years has maintained, an overall “Satisfactory” safety rating and (ii) during the past three (3) years has maintained Compliance, Safety and Accountability scores (“CSA Scores”) below the “alert” threshold in each of the seven (7) categories assessed by the United States Department of Transportation (the “DOT”) in connection therewith.  No material issues, deficiencies or violations exist which could adversely affect such ratings or CSA Scores, and the Company and its Subsidiaries have not received any notice of any intended, pending or proposed audit of operations by the DOT or any other Governmental Authority.

Section 3.10                             Litigation.  Except as set forth on Schedule 3.10 of the Disclosure Schedules, there is no material Action pending or, to the knowledge of the Seller, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers of the Company or any of its Subsidiaries in regards to their actions as such.  There is no Action pending or, to the knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers, limited liability company managers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.11                             Employee Benefit Plans.

(a)                                 Schedule 3.11(a) of the Disclosure Schedules sets forth a true and complete list of each Plan.  For purposes of this Agreement, the term “Plan” means:

(i)                                     all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) whether or not subject to ERISA), and all stock option, stock purchase, phantom stock, restricted stock, or other compensatory equity-based plan, bonus, incentive, deferred compensation, retiree medical insurance, health, life or disability insurance, dependent care, supplemental retirement, severance, collective bargaining, change-in-control, fringe benefit, employment, termination, severance and all other benefit and compensation plans, agreements, programs policies or other Contracts or arrangements, whether or not subject to ERISA, to which the Company or any of its Subsidiaries is a party or with respect to which the Company or any of its Subsidiaries has or could reasonably expect to have any present or future liability or obligation (contingent or otherwise) with respect to any current or former employee, officer, director consultant of the Company or any of its Subsidiaries, or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries, excluding in each case any Plan as to which participation by the Company or any of its Subsidiaries is mandated by applicable Law and benefits are provided and administered by a Governmental Authority (e.g., programs administered by the US Social Security Administration); and

(ii)                                  each employee benefit plan for which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

(b)                                 The Seller has made available to the Buyer a true and complete copy of each material Plan (or, to the extent not in writing, a written description of the terms of such Plan) and has made available to the Buyer a true and complete copy of  the following, if any, prepared in connection with each such Plan: (i) a copy of the current trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications thereto (or similar communications materials), (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500 and attached schedules, (iv) the most recently received IRS determination letter for each such Plan, (v) for the two most recent years, the prepared actuarial reports and financial statements in connection with each such Plan and (vi) all written communication with any Governmental Authority regarding such Plan at any time since January 1, 2013, in connection with an investigation or audit by such Governmental Authority or a request for administrative guidance or relief from such Governmental Authority.  Neither the Company nor any of its Subsidiaries has any Contract (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement or (B) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA,  the Internal Revenue Code of 1986, as amended (the “Code”) or other applicable Law.

(c)                                  None of the Company, its Subsidiaries or any ERISA Affiliate has, either now or at any time during the past five (5) years, sponsored, maintained, contributed to or been required to contribute to or has incurred or would reasonably expect to incur any liability (contingent or otherwise) with respect to:  (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), (iii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a

“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iv) a Pension Plan which is a “multiple employer plan” as defined in Section 412 of the Code, or (v) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d)                                 None of the Plans, whether alone or in combination with any other event, provides for the payment of, or obligates the Company or any of its Subsidiaries to pay, any change in control, separation, severance, termination or similar-type benefits to any person, including the acceleration of the time of payment or vesting of any benefit.  None of such Plans provides for or promises, and none of the Company or its Subsidiaries has either (i) any liability to provide or (ii) to the knowledge of the Seller, in the past three (3) years, promised or contracted to provide, post-termination or retiree medical, disability or life insurance or other post-termination or retiree welfare benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any other person for any reason, except as may be required by Section 601, et. seq. of ERISA and Section 4980(B)(b) of the Code.  Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(e)                                  Each Plan is now and for the past three (3) years has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it and is not in any material respect in default under or in violation under any Plan, nor does the Seller have any knowledge of any such default or violation by any other party to any Plan.  No Action is pending or, to the knowledge of the Seller, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and, to the knowledge of the Seller, no fact or event exists that would give rise to any such Action.

(f)                                   Each Plan that is intended to be qualified under Section 401(a) of the Code (and its related trust that is intended to be tax exempt from federal income tax under Section 501(a) of the Code) has received a timely favorable determination letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters are currently available, or is the form of a prototype or volume submitter plan document that is the subject of a favorable opinion letter form the IRS.  To the knowledge of the Seller, no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g)                                  All contributions, premiums or payments required to be made with respect to any Plan have been made in all material respects on or before their due dates.

(h)                                 No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Sections 412 or 4971 of the Code or Section 302 of ERISA, or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Plan (other than a Multiemployer Plan).

(i)                                     Each Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, has been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the

Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.  The Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(j)                                    With respect to each Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan or arrangement has been operated in all material respects since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty on the Company or any of its Subsidiaries thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed in all material respects to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  No option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.  No individual is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Taxes imposed under Section 409A or 4999 of the Code or interest or penalty related thereto.

Section 3.12                             Labor and Employment Matters.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to any effective or pending labor or collective bargaining or similar Contract that pertains to employees of the Company or any of its Subsidiaries.  Except as set forth on Schedule 3.12(a) of the Disclosure Schedules, to the knowledge of the Seller, there are no, and during the past three (3) years have been no, union organizing activities or collective bargaining arrangements or agreements involving the employees of the Company or any of its Subsidiaries, nor are any pending or under discussion.  There is no, and during the past three (3) years there has been no, strike, slowdown, work stoppage, lockout or other material labor dispute pending or, to the knowledge of the Seller, threatened against or involving the Company or any of its Subsidiaries.  Within the past three (3) years, neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract to which it is a party.  There are no pending or, to the knowledge of the Seller, threatened union grievances, labor arbitrations or, to the knowledge of the Seller, union representation questions involving employees of the Company or any of its Subsidiaries.

(b)                                 The Company and all of its Subsidiaries are and, for the past three (3) years, have been in material compliance with all applicable Laws respecting labor and employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, classification of independent contractors, hours, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors.  Except as would result in a material liability for the Company or any of its Subsidiaries, (i) each person employed by the Company or any Subsidiary is and has been properly classified as exempt or non-exempt in accordance with applicable overtime Laws, and (ii) no person treated as an independent contractor or consultant by the Company or any Subsidiary should have been properly classified as an employee under applicable Laws.  The Company is not engaged in any unfair labor practices, as defined in the National Labor Relations Act.  No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Seller, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority

(c)                                  The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable in any material respect for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. Except as would not result in material liability for the Company or any of its Subsidiaries, the Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP consistently applied for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)                                 Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Seller, no such investigation is in progress.

(e)                                  To the knowledge of the Seller, no current Key Employee listed in Schedule A or any other key employee listed in Schedule 3.12(e) of the Disclosure Schedules or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(f)                                   During the preceding three (3) years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.

Section 3.13                             Title to, Sufficiency and Condition of Assets.

(a)                                 The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their material assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice, except for any failure to have such good or valid title to or a valid leasehold interest in any material asset that would not, individually or in the aggregate, materially interfere with the Company’s and its Subsidiaries’ businesses as currently conducted.  None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) Encumbrances for Taxes not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company, in each case, for which adequate reserves have been established in accordance with GAAP consistently applied, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s or carriers’ liens or similar liens arising by operation of law in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation in the ordinary course of business, (v) those matters identified on Schedule 3.13(a) of the Disclosure Schedules and (vi) any such matters of record, Encumbrances and other imperfections of title or minor encroachments that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted and do not secure any Indebtedness (collectively, “Permitted Encumbrances”).

(b)                                 All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 3.14                             Personal Property.

(a)                                 Schedule 3.14(a) of the Disclosure Schedules sets forth a true, complete and correct list of (i) all containers (including all other cargo-carrying units such as flat racks, reefers, platforms, open tops, etc.), chassis, gen-sets, all types of forklifts (including all other cargo moving equipment), trucks or trailers, in each case owned or leased by the Company or any of its Subsidiaries as of the Interim Balance Sheet Date, (ii) all other warehouse equipment with a book value in excess of $5,000 owned or leased by the Company or any of its Subsidiaries as of the Interim Balance Sheet Date and (iii) all other Owned Personal Property and all Leased Personal Property owned or leased by the Company or any of its Subsidiaries as of the Interim Balance Sheet Date, in each case with a book value in excess of $10,000 or under any Contract by the Company or any of its Subsidiaries that requires annual payments in excess of $10,000 used by the Company and its Subsidiaries to carry on their respective businesses as currently conducted.  Each of the Company and its Subsidiaries has (i) good and marketable title to all Owned Personal Property and (ii) good and marketable leasehold title to all Leased Personal Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  All leases of Leased Personal Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto.  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any leases of Leased Real Property.

(b)                                 There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Personal Property or Leased Personal Property by the Company or any of its Subsidiaries for the current use of such Owned Personal Property or Leased Personal Property.  The Owned Personal Property and Leased Personal Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 3.15                             Real Property.

(a)                                 Schedule 3.15(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property and the identity of each lessor.  Each of the Company and its Subsidiaries has good and marketable leasehold title to all Leased Real Property, in each case free and clear of all Encumbrances except Permitted Encumbrances.  No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Seller, has any such condemnation, expropriation or taking been proposed.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the knowledge of the Seller, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.  Neither the Company nor any of its Subsidiaries owns any real property.

(b)                                 Except for Permitted Encumbrances or as set forth in the leases of Leased Real Property, there are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property.  There are no material latent defects or material adverse physical conditions affecting the Leased Real Property.  All warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 3.16                             Intellectual Property.

(a)                                 Schedule 3.16(a) of the Disclosure Schedules sets forth an accurate and complete list of all Company Registered IP, including in each case the registered owner, jurisdiction, expiration date and registration and application number.

(b)                                 The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, the Company Registered IP and all other Intellectual Property used in the

Company’s and its Subsidiaries’ businesses other than Intellectual Property that is licensed to the Company by a third party licensor.

(c)                                  Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with its reasonable business judgment to (i) protect its rights in its Intellectual Property and (ii) at all times maintains the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries.  No current or former employee or independent contractor of the Company has any ownership rights in any Intellectual Property owned or. in the past three (3) years, used by the Company or any of its Subsidiaries.

(d)                                 All registered Marks, issued Patents and registered Copyrights included in the Company Registered IP are valid, subsisting and, to the knowledge of the Seller, enforceable.  None of the Marks identified on Schedule 3.16(d) of the Disclosure Schedules (the “Scheduled Marks”) has, in the past three (3) years, been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Seller, no such proceeding is or has been threatened with respect to any Scheduled Marks.  There are no actions that must be taken by the Company within 180 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing with any Governmental Authority of any responses, office actions, documents, applications or certificates, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Scheduled Marks.  To the knowledge of the Seller, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Scheduled Marks (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to include and enforce quality control provisions in the licensing of any Schedule Mark).

(e)                                  The provision of services, and all of the other activities and operations of the Company and of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, and for the past three (3) years have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any (i) written notice, claim or indemnification request asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Seller, is there a reasonable basis therefor, or (ii) written request that the Company or any of its Subsidiaries consider taking a license under any Patents owned by a third party.  No Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or its Subsidiaries.  To the knowledge of the Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(f)                                   Upon the consummation of the Closing, the Company shall maintain all of the material Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted.

(g)                                  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company or any of its Subsidiaries.

(h)                                 The Company and each of its Subsidiaries (i) takes reasonable measures, in accordance with its reasonable business judgment, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information and (ii) complies and has, in each case in all material respects, complied with applicable data protection, privacy and similar Laws, directives and codes of practice in any jurisdiction relating to any data processed by the Company or any of its Subsidiaries.

Section 3.17                             Taxes.

(a)                                 Each of the Company and its Subsidiaries has timely and properly filed (taking into account valid extensions of time to file) all Tax Returns required to have been filed by or on behalf of it, and such Tax Returns are true, correct and complete in all material respects.  The Company has delivered or made available to Buyer true, correct and complete copies of (i) all material Tax Returns filed by or on behalf of the Company and each of its Subsidiaries and (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to Taxes, and all requests for any of the foregoing, with respect to the Company and each of its Subsidiaries, in each case for Taxable Periods beginning on or after January 1, 2012.  Schedule 3.17(a) of the Disclosure Schedules sets forth each jurisdiction where the Company and each of its Subsidiaries will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

(b)                                 Each of the Company and its Subsidiaries has timely paid all Taxes required to have been paid by it that have become due (whether or not such Taxes were shown or reportable on any Tax Return).

(c)                                  (i) The Pre-Closing Taxes accrued as of the Interim Balance Sheet Date (A) do not exceed the accruals for current Taxes set forth on the balance sheet included in the Interim Financial Statements, (B) have been incurred in the ordinary course of business of the Company and its Subsidiaries, and (C) do not exceed comparable amounts previously paid with respect to such Taxes for similar periods in prior years, taking into account any changes in the Company’s or any of its Subsidiaries’ ordinary course operating results, and (ii) no Pre-Closing Tax has been incurred since the Interim Balance Sheet Date other than in the ordinary course of business of the Company and its Subsidiaries consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(d)                                 The Company and its Subsidiaries have complied with all applicable Laws pertaining to Taxes, including (i) all applicable Laws relating to the withholding of Taxes and the remittance of withheld Taxes, and (ii) all applicable Laws relating to information reporting and record retention (including, without limitation, to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions).

(e)                                  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes, or is currently the beneficiary of any extension of time within which to file a Tax Return.  No power of attorney has been executed by or on behalf of the Company or any of its Subsidiaries with respect to Taxes that is currently in force.

(f)                                   There are no Encumbrances for Taxes upon the assets of the Company or any of its Subsidiaries, other than Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”.

(g)                                  No written claim has been made by any Governmental Authority to the effect that the Company or any of its Subsidiaries did not file a Tax Return that it was required to file or pay a type of Tax that it was required to pay.

(h)                                 Except as disclosed on Section 3.17(h) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is or has been a party to or the subject of any Actions or other proceedings relating to Taxes (“Tax Actions”), or has any knowledge of any proposed or threatened Tax Action.  All deficiencies asserted or assessments made or proposed against the Company and any of its Subsidiaries with respect to Taxes have been paid in full (or have otherwise been fully resolved), and no amendment is required to be made with respect to a Tax Return, nor is any Tax required to be paid, for any taxable period by reason of the resolution of a Tax Action with respect to another taxable period (or portion thereof) ending on or before the Closing Date.

(i)                                     No Tax rulings have been applied for or received by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have filed an amended Tax Return other than as disclosed in Schedule 3.17(i) of the Disclosure Schedules.

(j)                                    Neither the Company nor any of its Subsidiaries is a party to or bound by (i) any Tax indemnity, Tax sharing, Tax allocation or similar agreement, (ii) any other express or implied agreement under which it could have liability for any other Person’s Taxes (other than pursuant to Contracts entered into in the ordinary course of business the principal purpose of which is not the indemnification, sharing or allocation of Taxes), or (iii) any closing agreement, offer in compromise or any other agreement with any Governmental Authority.

(k)                                 Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (including any predecessor) by operation of Law, Contract (other than by Contracts entered into in the ordinary course of business the principal purpose of which is not the indemnification, sharing or allocation of Taxes) or otherwise.

(l)                                     None of the assets of the Company or any of its Subsidiaries (A) is property that the Company or such Subsidiary is required to treat as being owned by any other Person for any Tax purposes (other than, for income Tax purposes, the Seller (or any direct or indirect owner of the Seller that is treated as owning such assets for income Tax purposes)), (B) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, (C) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (D) is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.

(m)                             For U.S. federal and applicable state and local income Tax purposes, (i) the Company and each of its Subsidiaries (other than Alaska Freight, Span-Alaska and Midnight Sub) are, and have been at all times, and will at the Closing be, Disregarded Entities, (ii) at all times during the ten year period ending on April 1, 2014, Alaska Freight and Span Alaska each qualified as an “S corporation” within the meaning of Section 1361 of the Code (or the correspondence provision of state or local Law) (an “S corporation”), and, at all times since April 1, 2014, such entities have been and will at the Closing be Disregarded Entities, and (iii) at all times during the ten year period ending on April 1, 2014, Midnight Sub was an S corporation, a “qualified subchapter S subsidiary” or a Disregarded Entity and, at all times since April 1, 2014, Midnight Sub has and will at the Closing be a Disregarded Entity, and, in each case,  and no Person has made any filings with any Governmental Authority, including Form 8832 with the IRS, or taken any other action to the contrary.  Neither the Company nor any of its Subsidiaries is, or has been a party to any joint venture, partnership or other arrangement or Contract that could reasonably be expected to be treated as a partnership for federal income Tax purposes.  Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(n)                                 Neither the Company nor any of its Subsidiaries (i) is or was subject to Tax in a jurisdiction outside of the jurisdiction in which it is organized or (ii) is currently or has been a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or order.

(o)                                 No transfer, documentary, sales, use, stamp, registration or other such Taxes will be payable, upon consummation of the sale and purchase of the Membership Interests pursuant to this Agreement.  The sale and purchase of the Membership Interests pursuant to this agreement will not be treated by any Governmental Authority as an indirect transfer of assets in any jurisdiction that subjects the Company or any Subsidiary to Tax.  No Taxes are required to be withheld from amounts payable to the Seller under this Agreement.

(p)                                 The Seller (or, if the Seller is treated as an entity disregarded from any Person for U.S. federal income Tax purposes, any such Person) is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Section 3.18                             Environmental and Occupational Safety and Health Matters.  Except as set forth on Schedule 3.18 of the Disclosure Schedules:

(a)                                 Each of the Company and its Subsidiaries is and, for the past five (5) years, has been in compliance in all material respects with all applicable Environmental Laws and Occupational Safety and Health Laws, including with respect to the use of the Leased Real Property, Owned Personal Property and Leased Personal Property.  None of the Company or any of its Subsidiaries has received during the past three (3) years, any notice, citation, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any material liability under any

Environmental Law or any Occupational Safety and Health Law or is not in compliance in any material respect with any Environmental Law or any Occupational Safety and Health Law.

(b)                                 There is and has been no Release or threatened Release of Hazardous Substances nor any Remediation relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) (i) currently owned, leased or operated by the Company or any of its Subsidiaries; (ii) formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any entity acquired by the Company or any of its Subsidiaries at the time of the Release or Remediation; or (iii) to which the Company or any of its Subsidiaries has sent any Hazardous Substances; in the case of each of (i), (ii), and (iii) that would reasonably be expected to give rise to any material liability of the Company or any of its Subsidiaries under Environmental Laws.  No underground storage tank is located on any property described in the foregoing sentence that would reasonably be expected to give rise to any material liability of the Company or any of its Subsidiaries under any Environmental Law.  The Seller is not aware of any planned closure of any Leased Real Property or discontinued use of the Owned Personal Property or Leased Personal Property that is required pursuant to any Occupational Safety and Health Law.

(c)                                  Neither the Company nor any of its Subsidiaries is materially liable for any Release of, threatened Release of, or exposure of any Person or any third-party property to Hazardous Substances, in each case under any Environmental Law or any Contract.

(d)                                 There is no pending or, to the knowledge of the Seller, threatened investigation of the Company or any of its Subsidiaries by any Governmental Authority, nor any pending or, to the knowledge of the Seller, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise arising under any Environmental Law or any Occupational Safety and Health Law.  To the knowledge of the Seller, neither the Company or any of its Subsidiaries has received during the past three (3) years any written notice or other communication from any Governmental Authority or any other Person regarding (i) any failure to comply in any material respect with any applicable Occupational Safety and Health Law or (ii) any obligation to undertake or bear any material cost of any Occupational Safety and Health Liabilities, including, without limitation, any Occupational Safety and Health Liabilities with respect to any Leased Real Property, Owned Personal Property, or Leased Personal Property at, to or from which Hazardous Substances have been generated, manufactured, refined, transferred, used or processed, transported, treated, stored, handled, transferred, disposed of, recycled or received by the Seller or the Company or any of its Subsidiaries.

(e)                                  Each of the Company and its Subsidiaries holds all Environmental Permits, and is and has for the past three (3) years been in compliance in all material respects therewith.  Neither the execution nor performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.  Each of the Company and its Subsidiaries has documented and reported all reportable accidents and injuries that have occurred or are asserted to have occurred in the past three (3) years in compliance in all material respects with any applicable Occupational Safety and Health Laws, and, to the knowledge of the Seller, there are no such accidents and injuries that have not, in the past three (3) years, been properly documented and reported by employees, temporary employees, independent contractors, employees of independent contractors, agents or subcontractors of the Company or its Subsidiaries to the extent required by the Company or any of its Subsidiaries to comply in all material respects with Occupational Safety and Health Laws.

(f)                                   The Seller has provided or made available to the Buyer copies of (i) all Environmental Permits, environmental audits and other material environmental reports pertaining to compliance with Environmental Law, and (ii) all “Phase I,” “Phase II” or other material environmental site assessment reports, in each case of (i) and (ii) that are in its possession, or to which they have reasonable access and control over, and which address any location ever owned, operated or leased by the Company or any of its Subsidiaries. The Seller has also provided or made available to the Buyer copies of all material occupational and safety assessments, audit reports or similar studies or analysis relating to the business of the Company and its Subsidiaries or any Leased Real Property, Owned Personal Property or Leased Personal Property prepared on behalf of the Seller, the Company or any of its Subsidiaries in the past three (3) years.

(g)                                  For purposes of this Agreement:

(i)                                     “Environmental Laws” means any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (C) pollution or protection of the environment or natural resources or (D) health and safety as they relate to exposure to Hazardous Substances.

(ii)                                  “Environmental Permits” means all Permits required under any Environmental Law for the operation of the business of the Company or its Subsidiaries as currently conducted.

(iii)                               “Hazardous Substances” means:  (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant as defined under Environmental Laws; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law because of its deleterious properties or characteristics.

(iv)                              “Occupational Safety and Health Law” means any Law of any Governmental Authority enacted or promulgated which requires or relates to Occupational Safety and Health Matters.

(v)                                 “Occupational Safety and Health Liabilities” means any cost, damage, expense, liability, obligation, duty to indemnify, defend or reimburse, or other responsibility consisting of or relating to:

(A)                               fines, penalties, judgments, awards, settlements, damages, losses, claims, costs and expenses related to legal or administrative proceedings, arising under any Occupational Safety and Health Law;

(B)                               financial responsibility for corrective action, including without limitation any investigation, or abatement action including but not limited to engineering or administrative controls, or the use of required personal protective equipment, required by any applicable Occupational Safety and Health Law, or by any final decision, injunction, order, judgment, ruling or decree of any applicable Governmental Authority with authority to enforce Occupational Safety and Health Law; and

(C)                               any other compliance, corrective or remedial measures required under Occupational Safety and Health Law.

(vi)                              “Occupational Safety and Health Matters” means all matters related to the occupational health and safety of employees, temporary employees, independent contractors, employees of independent contractors, agents or subcontractors of the Company or any of its Subsidiaries (i) located at the Leased Real Property, or (ii) using the Owned Personal Property or the Leased Personal Property.

(vii)                           “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exception in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

(viii)                        “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Substance in or into the environment or to prevent, clean up or minimize a Release or threatened Release of Hazardous Substances.

Section 3.19                             Material Contracts.

(a)                                 Except as set forth in Schedule 3.19(a) of the Disclosure Schedules (such Contracts as are required to be set forth in Schedule 3.19(a) of the Disclosure Schedules being “Material Contracts”), neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature:

(i)                                     any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, franchise, market research, marketing, consulting or advertising Contract;

(ii)                                  any Contract relating to or evidencing Indebtedness or granting a lien on any assets of the Company or any Subsidiary;

(iii)                               any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv)                              any Contract with any Governmental Authority;

(v)                                 any Contract with any Related Party of the Company or any of its Subsidiaries or, to the knowledge of the Company, any Immediate Family of such Related Party other than contracts for employment or offer letters that involve annual cash compensation of less than $95,000;

(vi)                              any employment or consulting Contract, other than Contracts for employment covered in clause (v), that provides for annual cash compensation in excess of $95,000;

(vii)                           any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii)                        any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any tangible personal property that involves an aggregate future liability or receivable, as the case may be, over the term of such Contract that would reasonably be expected to be in excess of $150,000 or (B) any real property;

(ix)                              any Contract for (A) the sale or purchase of any real property or (B) the sale or purchase of any item or related items of tangible personal property aggregating in excess of $150,000 on an annual basis or in excess of $250,000 over the current Contract term;

(x)                                 any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;

(xi)                              any Contract containing confidentiality clauses, other than any such Contracts entered into in the ordinary course of business;

(xii)                           any (A) Inbound License Agreement, (B) Outbound License Agreement, (C) Contract that limits the Company’s or any of its Subsidiaries’ rights to use, enforce or register Intellectual Property owned, used, or held for use by the Company or any Subsidiary, including co-existence agreements and Contracts containing covenants not to sue and (D) Contract for the development of any software utilized by the Company or any of its Subsidiaries that is material to the business of the Company or any of its Subsidiaries, including the Shipment Management (SM) platform;

(xiii)                        any joint venture or partnership, merger, asset or membership interest purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xiv)                       any hedging, futures, options or other derivative Contract;

(xv)                          any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;

(xvi)                       any Contract relating to settlement of any Action within the past three (3) years;

(xvii)                    any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses; and

(xviii)                 any other Contract (except for any Contract set forth on Schedule 3.23(a) and Schedule 3.23(b) of the Disclosure Schedules), whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $500,000 on an annual basis or in excess of $1,000,000 over the current Contract term and (B) has a term greater than one (1) year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than ninety (90) days’ notice.

(b)                                 Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and, except as set forth on Schedule 3.19(b) of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any Material Contract.  None of the Company or any of its Subsidiaries or, to the knowledge of the Seller, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default.  The Seller has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.20                             Affiliate Interests and Transactions.

(a)                                 Except as set forth in Schedule 3.20(a) of the Disclosure Schedules, no Related Party of the Seller or the Company or any of its Subsidiaries or, to the knowledge of the Seller, any Immediate Family of such Related Party:  (i) owns or has owned, since April 1, 2014, directly or indirectly, any equity or other financial or voting interest in excess of 5% in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns or has owned, since April 1, 2014, directly or indirectly, or has or has had, since April 1, 2014, any interest in any material property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has, since April 1, 2014, used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had, since April 1, 2014, a material financial interest (x) in any transaction (other than employment relationships) with the Company or any of its Subsidiaries or (y) involving any assets or property of the Company or any of its Subsidiaries; or (iv) is or has, since April 1, 2014, been employed by the Company or any of its Subsidiaries.

(b)                                 Except for this Agreement, the Ancillary Agreements and the Employment Agreements, there are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Seller or the Company or any of its Subsidiaries or, to the knowledge of the Seller, any Immediate Family of such Related Party, on the other hand, pursuant to which such Related Party or such Immediate Family of such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other overhead matters).

(c)                                  There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability to, any Related Party of the Seller or the Company or any of its Subsidiaries or, to the knowledge of the Seller, any Immediate Family of such Related Party.

Section 3.21                             Insurance.  Schedule 3.21 of the Disclosure Schedules sets forth (a) a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies and any surety bonds maintained with respect to the Company or any of its Subsidiaries, together with the carriers, policy period dates, insurance broker deductibles or self-insured retention, annual premium, and installment payment schedule if applicable, and policy limits (per occurrence and aggregate) for each such policy for the current policy year and any prior policy under which there exists, to the Seller’s knowledge, any event, occurrence, facts or circumstances that has resulted in, or would reasonably be expected to result in, a claim under such policy, (b) a list of all policies for which full and complete copies have not been provided to the Buyer.  All such policies for the current policy period are in full force and effect and no application therefor included a material misstatement or omission.  All premiums and related premium taxes and fees with respect to such policies have been paid to the extent due.  The Seller has not received notice of, nor to the knowledge of the Seller is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  The Company and its Subsidiaries have provided each carrier with respect to such policies all information requested by such carrier to determine the premium for each policy, including, but not limited to, to the extent requested, information relating to payroll, workers’ compensation job classification, headcount, revenue and insured values that may result in additional premium due.  Schedule 3.21 of the Disclosure Schedules sets forth any claim pending under any such policy involving an amount in excess of $25,000 and any claim that has reduced any aggregate policy limit and sets forth the type of claim, brief claim description, date of loss, applicable deductible amount and current status.  Schedule 3.21 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.  The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any carrier to cancel or reduce coverage of such policies.

Section 3.22                             Prior Acquisitions

(a)                                 The Seller has not received or given any written or, to the knowledge of the Seller, oral notice of any breach by any party to the Span-Alaska Agreement of, or any failure by any such party to perform, any representation, warranty, covenant or other provision of that certain Equity Purchase Agreement, dated March 31, 2014 by and among Midnight Sun Transportation Services, LLC, a Subsidiary of Span Acquisition (“Midnight Sun”), Alaska Freight Express, LLC, formerly Alaska Freight Express, Inc. and a Subsidiary of Span Acquisition (“Alaska Freight”), Span-Alaska Transportation, LLC, formerly Span Alaska Transportation, Inc. and a Subsidiary of the Company (“Span-Alaska”), Span Acquisition Co., LLC, a Subsidiary of the Company (“Span Acquisition”), and the sellers party thereto (the “Span-Alaska Agreement”), pursuant to which Midnight Sun, Alaska Freight and Span-Alaska were acquired by Span Acquisition nor to the knowledge of the Seller has there occurred, any event, occurrence, facts or circumstances that has resulted in or would reasonably be expected to result in any breach of the provisions of the Span-Alaska Agreement.  The Seller has not received written or, to the knowledge of the Seller, oral notice of, nor to the knowledge of the Seller has there occurred, any event, occurrence, facts or circumstances has resulted in, or would reasonably be expected to result in a claim being made under that certain representation and warranty insurance policy, dated March 31, 2014, insured by Scottsdale Insurance Company (Policy No. CNS0000109), Arch Specialty Insurance Company (Policy No. RWP930001900) and Steadfast Insurance Company (Policy No. DOC 5532670-00) in connection with the Span-Alaska Agreement (“Span-Alaska R&W Policy”).  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any party to terminate or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under the Span-Alaska Agreement and the Span-Alaska R&W Policy.

(b)                                 The Seller has not received or given any written or, to the knowledge of the Seller, oral notice of any breach by any party to the Pacific Freightways Agreement of, or any failure by any such party to perform, any representation, warranty, covenant or other provision of that certain Asset Purchase Agreement, dated September 16, 2015, by and between Midnight Sun, Alaska Freight, Span-Alaska, J. Alain Smith, the shareholders named therein and

Pacific Alaska Freightways, Inc. (“Pacific Freightways”) (the “Pacific Freightways Agreement”), pursuant to which Span-Alaska acquired the assets of Pacific Freightways nor to the knowledge of the Seller has there occurred, any event, occurrence, facts or circumstances that has resulted in or would reasonably be expected to result in any breach of the provisions of the Pacific Freightways Agreement.  The Seller has not received written or, to the knowledge of the Seller, oral notice of, nor to the knowledge of the Seller has there occurred, any event, occurrence, facts or circumstances has resulted in, or would reasonably be expected to result in a claim being made under that certain representation and warranty insurance policy, dated September 16, 2015, insured by Scottsdale Insurance Company (Policy No. CNS0000287), Arch Specialty Insurance Company (Policy No. RWP 9300137 00) and Steadfast Insurance Company (Policy No. DOC-0183818-00) in connection with the Pacific Freightways Agreement (“Pacific Freightways R&W Policy”).  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any party to terminate or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under the Pacific Freightways Agreement and the Pacific Freightways R&W Policy.

(c)                                  Schedule 3.22(c) of the Disclosure Schedules sets forth a true and complete list of (i) the names of all parties to any Contract in connection with the Span-Alaska Agreement and the Pacific Freightways Agreement that limits, or purports to limit, the ability of such parties to compete in any line of business or with the Company and its Subsidiaries or in any geographic area or during any period of time, or that restricts the right of such parties to sell to or purchase from the Company and its Subsidiaries or to hire any other Person (each such Contract, an (“Acquisition Non-Competition Agreement”) and (ii) the Acquisition Non-Competition Agreements with such parties.  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any party to terminate or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under the Acquisition Non-Competition Agreements.

Section 3.23                             Customers and Suppliers.

(a)                                 Schedule 3.23(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names of all customers of the Company and its Subsidiaries (including the Seller and its Affiliates) with a billing for each such customer of $1,000,000 or more from January 1, 2015 through the Interim Balance Sheet Date, (ii) the Contracts with such customers, (iii) the amount for which each such customer was invoiced during such period and (iv) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period.  The Seller has not received any written notice from any such customers that any such customers (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries.  To the knowledge of the Seller, none of such customers has otherwise threatened to or provided oral notice that it will take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(b)                                 Schedule 3.23(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers of the Company and its Subsidiaries from which the Company or a Subsidiary ordered products or services with an aggregate purchase price for each such supplier of $1,500,000 or more from January 1, 2015 through the Interim Balance Sheet Date, (ii) the Contracts with such suppliers and (iii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period.  The Seller has not received any written notice from any such supplier that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to the Company and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases.  To the knowledge of the Seller, no such supplier has otherwise threatened to or provided oral notice that it will take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.24                             Accounts Receivable.  All accounts receivable reflected on the Balance Sheet and the Interim Balance Sheet represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and are shown net of reserves (which reserves are calculated consistent with past practice).

Section 3.25                             Accounts Payable.  All accounts payable and notes payable by the Company and its Subsidiaries to third parties have arisen in the ordinary course of business and no such account payable or note payable is delinquent more than ninety (90) days in its payment as of the date of this Agreement.

Section 3.26                             Bank Accounts; Powers of Attorney.  Schedule 3.26 of the Disclosure Schedules sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries, copies of which have been furnished to the Buyer.

Section 3.27                             Capital Expenditures.  Schedule 3.27 of the Disclosure Schedules sets forth the capital expenditure plan of the Company and its Subsidiaries as of the date hereof (the “Capital Expenditure Plan”).

Section 3.28                             Primary Employees.

(a)                                 Schedule 3.28(a) of the Disclosure Schedules lists the name, city and state of employment, current annual salary rates, bonus targets and actual bonuses earned, deferred or contingent compensation, pension, accrued vacation and other like benefits paid or payable (in cash or otherwise) during the 2014 and 2015 fiscal years of the Company and its Subsidiaries, the date of employment and a description of the position and job function of each current salaried employee, officer, limited liability company manager or director of the Company or any of its Subsidiaries whose annual compensation or other base compensation during such period exceeded, during any given year, (or, in 2016, is reasonably expected to exceed) $95,000.

(b)                                 Except as set forth on Schedule 3.28(b) of the Disclosure Schedules, all directors, limited liability company managers, officers, management employees and exempt employees of the Company and each of its Subsidiaries are under written obligation to the Company or such Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or such Subsidiary all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

Section 3.29                             Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Seller, any of their respective directors, limited liability company managers, executives, representatives, agents or employees) (a) has used or is using any company funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any company funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity,  (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Company or any of its Subsidiaries, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of company monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d), or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment of any nature.

Section 3.30                             Brokers.  Except for BB&T Capital Markets, the fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or the Company or any of its Subsidiaries.

Section 3.31                             Disclaimer.  Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), the Ancillary Agreements and the certificate referred to in Section 7.3(h), none of the Seller or any other Person has made or makes any representation or warranty, either written or oral, to the Buyer or any other Person arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1                                    Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Hawaii and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2                                    Authority.  The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of remedies.

Section 4.3                                    No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii)                                  conflict with or violate any Law applicable to the Buyer; or

(iii)                               result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any Contract, Permit, Order or other obligation to which the Buyer is a party (including Buyer’s and its Affiliates’ credit facilities);

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)                                 The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4                                    Financing.  The Buyer has access to, and shall have at the Closing, sufficient immediately available funds (including cash on hand and availability under its revolving credit facility) to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.5                                    Investment Intent.  The Buyer is acquiring the Membership Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Membership Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended, or any other state or federal securities Laws.

Section 4.6                                    Litigation.  There are no Actions pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates, at law or in equity, which could reasonably be expected to adversely affect the Buyer’s performance of its obligations under this Agreement or any Ancillary Agreement.

ARTICLE V
COVENANTS

Section 5.1                                    Conduct of Business Prior to the Closing.  Between the date of this Agreement and the Closing, except (x) as set forth on Schedule 5.1, (y) as required or expressly permitted by this Agreement,  or (z) as the Buyer shall otherwise agree in writing, the Seller shall use reasonable best efforts to (i) cause the business of the Company and its Subsidiaries to be conducted only in the ordinary course of business consistent with past practice (it being understood that, notwithstanding anything else set forth in this Section 5.1 to the contrary, prior to the Closing, the Company may use all available Cash to repay Indebtedness or to pay payees of Transaction Expenses) and (ii) cause the Company and its Subsidiaries to (A) preserve substantially intact their business organization and assets; (B) preserve satisfactory relationships of the Company and its Subsidiaries with the current officers, employees and consultants of the Company and its Subsidiaries; (C) preserve satisfactory relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations; and (D) keep and maintain their assets and properties in reasonably good repair and normal operating condition, wear and tear excepted.  Nothing in this Section 5.1 shall require the Seller or the Company or its Subsidiaries to violate applicable law.  The covenants set forth in the immediately preceding sentence are subject to the negative covenants set forth below in this Section 5.1, and in the event of a conflict between such covenants in the preceding sentence, on the one hand, and the negative covenants in this Section 5.1 below, on the other hand, the compliance with such negative covenants (including if such compliance results in a breach of the covenants above) shall not be deemed to result in a breach or violation of this Agreement.  Subject to the exclusions set forth in items (x), (y) and (z) of the first sentence of the Section 5.1, between the date of this Agreement and the Closing Date, the Seller, in respect of the Company or any of its Subsidiaries, shall not, and shall cause each of the Company and its Subsidiaries not to, do, directly or indirectly, any of the following without the prior written consent of the Buyer:

(a)                                 amend or otherwise change its Organizational Documents;

(b)                                 sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (i) any membership interests or other ownership interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such membership interest or other ownership interest in the Company or any of its Subsidiaries, or issue, modify or amend any of the foregoing, or (ii) (other than Permitted Encumbrances) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(c)                                  declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of its membership interests or other equity or ownership interest;

(d)                                 reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its membership interests or other ownership interest, or make any other change with respect to its equity capital structure;

(e)                                  acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets (other than those types of assets acquired in the ordinary course of business consistent with past practice), or enter into any joint venture, strategic alliance, exclusive dealing Contract or any Contract which prohibits the Company or any of its Subsidiaries from competing in any line of business;

(f)                                   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s company structure;

(g)                                  (i) incur any Indebtedness of the type set forth in clauses (i), or (viii) (but solely in respect of obligations of the type referred to in clause (i)), of the definition of Indebtedness, in each case which cannot be paid off at or prior to the Closing, or (ii) except in the ordinary course of business consistent with past practice, make any loans or advances;

(h)                                 amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(i)                                     authorize any capital expenditure or incur any liability or obligation therefore, except to the extent reflected in, and consistent with, the Capital Expenditure Plan attached as Schedule 3.27 of the Disclosure Schedules;

(j)                                    enter into (i) any renewal or new lease of personal property involving a term of more than one (1) year, rental obligations exceeding $150,000 per year or rental obligations exceeding $250,000 in the aggregate or (ii) any renewal or new lease of real property;

(k)                                 except as required by the existing terms of a Plan: (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or consultants, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries, or (ii) grant, increase or modify any change in control, separation, severance, termination or similar payment to, or loan or advance any amount (other than pursuant to any Plan or Contract) to, any director, officer, employee or consultant of the Company or any of its Subsidiaries, or (iii) pay any bonus, whether paid in cash, securities or the Company or any of its Subsidiaries, and/or other property, or (iv) take any action to accelerate the vesting, funding or payment, or otherwise increase the amount or value, of any compensation or benefit under any Plan or other Contract, or (v) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Plan, in each case for the benefit of any current or former director, officer, employee or consultant;

(l)                                     (i) hire employees at, or promote employees to, the director level (including officers) or higher, other than as replacements for employees in such positions who terminate employment after the date of this Agreement; or (ii) other than in the ordinary course of business consistent with past practice, hire any other employees; or (iii) terminate any employees at the director level (including officers) or higher of the Company, other than for cause or poor performance (as administered and documented in accordance with the Company’s past practices);

(m)                             enter into any Contract with any Related Party of the Company or any of its Subsidiaries or any Immediate Family of such Related Party;

(n)                                 make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o)                                 make, revoke or modify (or permit to be made, revoked or modified) any Tax election, adopt or change any accounting method in respect of Taxes, apply for or enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement or any closing or other agreement with any Governmental Authority, fail to pay any Taxes when due, commence any Tax Action, settle or compromise any Tax Action or Tax liability, file or cause to be filed any Tax Return other than on a basis consistent with past practice, surrender any right to claim a material refund of Taxes, file or cause to be filed any amended Tax Return or any claim for refund for Taxes previously paid, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, grant any power of attorney with respect to Taxes, or destroy or dispose of any books and records with respect to Tax matters relating to Pre-Closing Tax Periods for which the statute of limitations on the collection of the related Tax is still open;

(p)                                 cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(q)                                 permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries;

(r)                                    (i) sell, assign or transfer all or a portion of its or any of its Subsidiaries’ Intellectual Property, (ii) grant any licenses of Intellectual Property except for non-exclusive licenses granted in the ordinary course of business consistent with past practice, (iii) abandon or cease to prosecute or maintain any of the Company Registered IP or any other Intellectual Property that is material to the conduct of the business of the Company or any of its Subsidiaries or (iv) disclose any Trade Secrets or other material confidential information to any Person that is not subject to a legally-binding confidentiality obligation with respect thereto;

(s)                                   accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in each case in the ordinary course of business consistent with past practice;

(t)                                    commence or settle any Action;

(u)                                 take any action that results in, or would reasonably be expected to result in, a Material Adverse Effect; or

(v)                                 announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2                                    Covenants Regarding Information.

(a)                                 From the date hereof until the Closing Date, the Seller shall, and shall cause the Company and its Subsidiaries to, afford the Buyer and its Representatives reasonable access (including for inspection and copying) at all reasonable times and upon reasonable notice to the individuals identified in the definition of the Seller’s “knowledge” set forth in Article I and the properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish the Buyer with such financial, operating and other data and information that is available in the ordinary course of business consistent with past practice as the Buyer may reasonably request; provided, however, that (i) such access does not unreasonably interfere with the normal operations of the Seller, the Company or its Subsidiaries, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and all other confidential information, (iii) all requests for any such access under this Section 5.2(a) shall be directed to Thomas Souply, Andrew Pickering or such other Person as the Seller may designate in writing from time to time (collectively, the “Designated Contact”) and (iv) nothing herein shall require the Company to provide access to, or to disclose any information to, the Buyer or any of its representatives if such access or disclosure, in the good faith reasonable belief of the Seller, (A) would cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (B) would waive or otherwise adversely affect any legal privilege or (C) would be in violation of applicable Laws of any Governmental Authority, the provisions of any Contract to which the Company or any of its Subsidiaries is a party or the Company’s or any of its Subsidiaries’ practices related to privacy, including the protection of personally identifiable information.  The Buyer shall have no right to perform any environmental sampling or assessments without the prior written consent of the Seller.  Without the approval of the Designated Contacts, which approval shall not be unreasonably withheld, conditioned or delayed, the Buyer is not authorized to and shall not (and shall cause its Representatives and Affiliates not to) contact any Representative, customer, supplier, employee or other material business relation of the Company or any of its Subsidiaries in connection with or relating to the business of the Company and its Subsidiaries or the transactions contemplated by this Agreement prior to the Closing.

(b)                                 From the date hereof until the Closing Date, the Seller shall deliver to the Buyer monthly consolidated balance sheets and the related consolidated statements of income and changes in cash flows of the Seller and its Subsidiaries prepared in the ordinary course of business within thirty (30) days of the end of each calendar month.

(c)                                  On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all original (and any and all copies of) agreements, documents, and books and records and all computer disks, records or tapes or any other storage medium on which agreements, documents, books and records, files and other information relating to the business and operations of the Company and its Subsidiaries are stored, in each case, that are in the possession or under the control of the Seller.  Following the Closing Date, the Seller shall not retain in its possession or under its control, in any form, any agreements, documents, or books and records, or any computer disks, records or tapes or any other storage medium that contains copies of any agreements, documents, books and records, files and other information relating to the business and operations of the Company and its Subsidiaries (including any personal or other information stored on any media by any employees of the Company or any of its Subsidiaries), including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of the Seller (including any “cloud” storage platform).  If, notwithstanding the foregoing, the Seller discovers following the Closing Date that it is in possession of or has under its control any agreements, documents, or books and records or any computer disks, records or tapes or any other storage medium on which any agreements, documents, books and records, files and other information relating to the business and operations of the Company and its Subsidiaries are stored, the Seller shall (x) deliver to the Buyer any such information which may not have been previously delivered pursuant to the first sentence of this Section 5.2(c) and (y) thereafter permanently delete and erase all such information (including all copies thereof) in its possession or under its control as soon as reasonably practicable.

Section 5.3                                    Exclusivity.  The Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Seller shall not, and shall take all action necessary to ensure that none of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives shall, directly or indirectly:

(a)                                 solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the membership interest or other ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries, other than inventory to be sold in the ordinary course of business consistent with past practice, (ii) to enter into any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries; or

(b)                                 participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

The Seller shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made.  The Seller shall not, and shall cause the Company and each of its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement relating to the potential acquisition of the Company or its Subsidiaries to which the Seller or the Company or any of its Subsidiaries is a party, without the prior written consent of the Buyer.

Section 5.4                                    Distribution of Purchase Price; No New Business.

(a)                                 Promptly following the Closing, subject to retaining an amount sufficient to pay or provide for its remaining obligations, the Seller shall distribute the Purchase Price less the Indemnity Escrow Amount to its members.

(b)                                 Following the Closing, the Seller shall not engage in any business, other than as expressly contemplated by this Agreement and the Ancillary Agreements to which it is a party.

(c)                                  The Seller acknowledges that the covenants of the Seller set forth in this Section 5.4 are an essential element of this Agreement and that any breach by the Seller of any provision of this Section 5.4 will result in irreparable injury to the Buyer.  The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.

Section 5.5                                    Intercompany Arrangements.  The Seller, on or prior to the Closing, shall execute and deliver to the Buyer, written confirmation evidencing cancellation of all intercompany and intracompany accounts or Contracts between the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand (collectively, the “Intercompany Arrangements”), without any further liability or obligation to the Buyer or the Company and its Subsidiaries and without the need for any further documentation, except as set forth on Schedule 5.5.  Following the Closing, the Seller shall not (and the Seller shall cause its Affiliates and Related Parties not to) bring or allege any Action or liability against the Buyer, the Company and its Subsidiaries or any of their respective Affiliates with respect to any Intercompany Arrangement or otherwise contrary to this Section 5.5.

Section 5.6                                    Confidentiality.

(a)                                 Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of Confidentiality Agreement, which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.6(a) shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)                                 For a period of five (5) years following the Closing Date, the Seller shall not divulge or convey to any third party, any Confidential Information; provided, however, that the Seller may furnish such portion (and only such portion) of the Confidential Information if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law.  For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or its Subsidiaries or the terms of this Agreement or the Ancillary Agreements or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 5.6.

(c)                                  Effective as of the Closing, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with a business combination involving the Company or its Affiliates within the past three (3) years.  From and after the Closing, the Seller will take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned.  Prior to the Closing, the Seller shall use its reasonable best efforts to cause any such Person to return to the Seller or destroy with written confirmation of destruction to the Seller, pursuant to the terms of the applicable confidentiality agreement entered into with such Person, any documents, files, data or other materials constituting Confidential Information that was provided to such Person in connection with the consideration of any such business combination.

Section 5.7                                    Consents and Filings; Further Assurances.

(a)                                 The Seller and the Buyer shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable.  In furtherance of and without limiting the foregoing, the Buyer and the Seller shall each, on or prior to July 22, 2016, make or cause to be made all filings and submissions required of it under the HSR Act or any other applicable Law for the consummation of the transactions contemplated herein.  The Buyer and the Seller shall each promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority.  In addition, the Buyer and the Seller shall each cooperate in good faith with the Governmental Authorities and undertake promptly any and all action required, subject to Section 5.7(e), to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.  The Buyer shall diligently assist and cooperate with the Company and the Seller in preparing and filing all documents required to be submitted by the Seller, the Company or its Affiliates to any Governmental Authorities in connection with the transactions contemplated hereby and in obtaining any Governmental Authority or third party consents, waivers, authorizations or approvals which may be required to be obtained by Seller or the Company in connection with the transactions contemplated hereby (which assistance and cooperation shall include timely furnishing to the Company or Seller all information concerning Buyer and/or its Affiliates that counsel to the Company and/or Seller reasonably determine is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval).  Each party will keep the other apprised of the status of all filings and submissions referred to in this Section 5.7, including promptly furnishing the other party with copies of any material notices or other communications received in connection therewith (such copies may be deemed “outside counsel only” material as reasonably necessary).  Neither party will permit any of its respective officers, employees or other representatives or agents to participate in any meeting with any Governmental Authority in respect of such filings and submissions unless it consults with the other party in advance.  The Seller shall permit the Buyer reasonably to participate in the defense and settlement of any Action relating to this Agreement or the transactions contemplated hereby, and the Seller shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent; provided that such opportunities to participate in the defense and settlement of any such Action may be limited to the each party’s outside counsel only as reasonably necessary.  Buyer shall be responsible for all filing fees under the HSR Act, and the Buyer and the Seller shall cause the filings under the HSR Act to be considered for grant of “early termination.”

(b)                                 The Seller shall, or shall cause the Company and its Subsidiaries to obtain the third party consents set forth on Schedule 7.3(b).  The Buyer shall cooperate with and assist the Seller in obtaining such consents; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such consent or consent to any change in the terms of any agreement or arrangement that the Buyer reasonably deems adverse to the interests of the Buyer or the Company or any of its Subsidiaries.

(c)                                  From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be reasonably requested by the other party and necessary to consummate and make effective the transactions contemplated by this Agreement or the Ancillary Agreements.

(d)                                 Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section 5.7 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of the Buyer, the Company and its Subsidiaries or any of their respective Affiliates, (B) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of the Buyer’s or its

Affiliates’ other assets or businesses, (C) limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Membership Interests or (D) take any other action that will materially impair the economic value of the transactions contemplated hereby to the Buyer.

Section 5.8                                    Pacific Freightways Earnout.

(a)                                 Prior to the Closing, the Seller shall cause Span-Alaska to assign under Section 7.3(b) of the Pacific Freightways Agreement all rights and obligations of Span-Alaska and any of its Affiliates regarding the potential earnout payment pursuant to Section 2.7 of the Pacific Freightways Agreement (the “Earnout Obligations”) to the Seller in accordance with the Assumption Agreement defined in Section 5.8(b).  Following such assignment, the Buyer shall allow the Seller to control (i) any negotiations with Pacific Freightways related to the Earnout Obligations and (ii) any engagement of a Valuation Firm (as defined in the Pacific Freightways Agreement), and any proceedings in connection therewith, arising in connection with the Earnout Obligations.  No later than twenty (20) days prior to the date on which the Revenue Statement (as defined under the Pacific Freightways Agreement) must be delivered to Pacific Freightways pursuant to the Pacific Freightways Agreement, Buyer shall provide all information necessary for the Seller to prepare and deliver such statement to Pacific Freightways and to perform the Earnout Obligations, including all supporting information and detail necessary to determine the Revenue for the Revenue Measurement Period (each as defined under the Pacific Freightways Agreement), and the Buyer shall provide the Seller with reasonable access during normal business hours to the books and records of the Company and its Subsidiaries to allow Seller to fully comply with the Earnout Obligations.

(b)                                 The Seller, on or prior to the Closing, shall execute and deliver to the Buyer, a written instrument in the form as set forth on Exhibit B attached hereto evidencing the assumption by the Seller of all of the Earnout Obligations (the “Assumption Agreement”).  Pursuant to the Assumption Agreement, the Seller shall perform all of the Earnout Obligations in accordance with the Pacific Freightways Agreement and shall indemnify and hold harmless the Company and its Subsidiaries for Losses incurred, sustained or suffered by the Company and its Subsidiaries as a result of, arising out of or relating to the Earnout Obligations.  With respect to indemnification for Losses arising out of or relating to the Earnout Obligations, the Buyer may elect to receive payment by the Escrow Agent from the Indemnity Escrow Account as set forth in Section 8.5 or payment made by Evergreen pursuant to the Evergreen Guaranty.

(c)                                  The Buyer and its Affiliates (including the Company and its Subsidiaries after the Closing) shall not amend any terms of the Pacific Freightways Agreement in a manner adverse to the Seller with respect to the Company’s and its Subsidiaries’ Earnout Obligations without the prior written consent of the Seller.  Between the date of this Agreement and the Closing, the Seller and its Affiliates shall not amend any terms of the Pacific Freightways Agreement in a manner adverse to the Buyer and its Affiliates (including the Company and its Subsidiaries after the Closing) with respect to the Earnout Obligations without the prior written consent of the Buyer.

Section 5.9                                    Public Announcements.  On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 5.10                             R&W Insurance Policy.  If the Buyer elects to purchase representation and warranty insurance, with coverage limits of up to $20,000,000.00, issued by a third party (the “R&W Insurer”) prior to or within 30 days following the Closing with respect to this Agreement (the “R&W Insurance Policy”), responsibility for the premium amounts and any other costs, fees or expenses of or payable to the R&W Insurer under any such R&W Insurance Policy (the “R&W Insurance Policy Cost”) shall be evenly split between the Buyer and the Seller; provided, that the maximum amount the Seller shall pay for the R&W Insurance Policy Cost shall not exceed $400,000.00, as set forth in the definition of “Transaction Expenses” in Section 1.1.

Section 5.11                             Director and Officer Liability.  Prior to the Closing, the Seller shall on behalf of itself, the Company and the Company’s Subsidiaries, obtain a prepaid “tail policy” for each such Person’s directors (if any) and officers covering a six (6) year period following the Closing.  For six (6) years following the Closing, the Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or materially modify any provision in the Company’s or any of its Subsidiaries’ Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any current or former officers, managers and/or direct or indirect members, in each case as of the Closing, unless required by applicable Law.

Section 5.12                             Notices.  Prior to the Closing, the Seller shall cause the Company and its Subsidiaries to deliver all notices of the transactions contemplated by this Agreement required by the Contracts set forth on Schedule 5.12 to the counterparties to such Contracts or other appropriate Persons as identified in such Contracts.

Section 5.13                             Prior Acquisitions Policies.  Prior to the Closing, the Seller shall (a) cause each of the Pacific Freightways R&W Policy and the Span-Alaska R&W Policy to be assigned to the Company, effective as of the Closing, and (b) deliver notices to the insurers of such assignment.

ARTICLE VI
TAX MATTERS

Section 6.1                                    Tax Treatment of Sale and Purchase of Membership Interests.  The Buyer and the Seller agree that the purchase and sale of the Membership Interests pursuant to this Agreement shall be treated by each of them as a sale of the assets of the Company and each of its Subsidiaries to the Buyer by the Seller (or, if the Seller is treated as an entity disregarded from any Person for U.S. federal income Tax purposes, by such Person), for U.S. federal and (where permitted) all applicable state and local income tax purposes as of the Closing.  Each of the Buyer and the Seller shall prepare and file all Tax Returns in a manner consistent with this Section 6.1.

Section 6.2                                    Liability for Certain Taxes.

From and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its Affiliates (including the Company and its Subsidiaries) and the respective Representatives, successors and assigns of each of the foregoing from and against any Losses incurred, sustained or suffered by any of the Buyer and its Affiliates (including the Company and its Subsidiaries) as a result of, arising out of or relating to, or constituting Pre-Closing Taxes (other than (i) Taxes taken into account as a liability in determining Closing Net Working Capital, Transaction Expenses or Indebtedness, in each case as finally determined and (ii) Taxes that are attributable to any transaction engaged in by or at the direction of the Buyer or any of its pre-Closing Affiliates on the Closing Date after the Closing that is outside the ordinary course of business (unless (A) such transaction was contemplated by the terms of this Agreement or any Ancillary Agreement or was engaged in at the direction of the Seller or its pre-Closing Affiliates, (including the Company or any of its Subsidiaries prior to Closing) or (B) such Taxes would not have been incurred but for a breach of a representation by the Seller)).  Notwithstanding anything in this Agreement to the contrary, the foregoing indemnification obligation shall not be subject to any limitations set forth in Section 8.6(a).

Section 6.3                                    Tax Returns.

(a)                                 Prior to the Closing, the Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account valid extensions of time to file) prior to the Closing Date.  All Tax Returns subject to this Section 6.3(a) shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law.

(b)                                 Following the Closing Date, the Company shall prepare or cause to be prepared all Tax Returns with respect to a Pre-Closing Tax Period required to be filed by the Company or any of its Subsidiaries but not filed before the Closing Date to the extent set forth on Schedule 3.17(a) of the Disclosure Schedules.  All Tax Returns required to be prepared by the Company pursuant to this Section 6.3(b) shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law.  If the Seller is liable for any Taxes shown on any such Tax Return, the Company shall submit such Tax Return to the Seller no less than seven (7) Business Days prior to the due date thereof; provided, that the failure to so deliver such Tax Returns shall not affect any liability of the Seller with respect to Pre-Closing Taxes pursuant to Section 6.2.  Prior to filing any such Tax Return, the Company shall reasonably consider any comments made in writing by the Seller at least three (3) Business Days prior to the due date thereof.  The Seller shall pay to Buyer any Pre-Closing Taxes shown to be due thereon (to the extent Seller is obligated to indemnify the Buyer for such Pre-Closing Taxes pursuant to Section 6.2) no later than two (2) Business Days prior to the date on which such Taxes are required to be paid to the applicable Governmental Authority.

Section 6.4                                    Tax Contests.  The Buyer shall with reasonable promptness notify the Seller following receipt of any notice of any Tax Action for which the Seller may have liability pursuant to this Agreement; provided, that, without limitation of the provisions of this Article VI and Article VIII, the failure to deliver a notice shall not reduce any of the Seller’s obligations under this Article VI or Article VIII except to the extent that the Seller is materially prejudiced by such failure.  The Buyer shall have the right to control any such Tax Action at the Seller’s sole expense, provided, however, that the Seller shall be entitled to participate in the defense of such Tax Action, at its sole expense, and the Buyer shall not agree to the resolution of any such Tax Action without the Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Except as otherwise provided in this Section 6.4, the Buyer shall control all other Tax Actions.  Notwithstanding anything to the contrary in Article VIII, this Section 6.4, and not Sections 8.4(a) and (b), shall govern the control of Third Party Claims that are Tax Actions.

Section 6.5                                    Cooperation and Assistance.  Each of the Buyer and the Seller shall provide the other party, at such party’s sole cost and expense, with such cooperation and assistance as may be reasonably requested in connection with the preparation or review of any Tax Return or any Tax Action relating to Taxes for which the Company or any Subsidiary is liable.

Section 6.6                                    Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by the Seller, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.

Section 6.7                                    Tax Sharing Agreements.  All Tax sharing agreements, Tax allocation agreements or similar agreements, in each case,  between the Seller (or any of the Seller’s direct or indirect owners), on the one hand, and the Company or any of its Subsidiaries, on the other hand, and all powers of attorney with respect to or involving the Company or any of its Subsidiaries shall be terminated prior to the Closing Date and, after the Closing, the Company and any of its Subsidiaries shall not be bound thereby or have any liability thereunder.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                    General Conditions.  The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)                                 No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                                 HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

Section 7.2                                    Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)                                 Representations, Warranties and Covenants.  (i) The representations and warranties of the Buyer contained in this Agreement as supplemented by any schedule to this Agreement shall be true and correct in all respects (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties), both when made and as of the Closing, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date, except where the failure of such representations and warranties identified in this clause (i) to be so true and correct does not, and would not be reasonably expected to, have a Buyer Material Adverse Effect; (ii) the Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iii) the Seller shall have received from the Buyer a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

(b)                                 Escrow Agreement.  The Buyer shall have executed and delivered the Escrow Agreement at the Closing, and the Escrow Agreement shall be in full force and effect.

Section 7.3                                    Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)                                 Representations, Warranties, Covenants and Certificates.  (i) The Fundamental Representations of the Seller contained in this Agreement as supplemented by any schedule to this Agreement shall be true and correct in all material respects (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties) both when made and as of the Closing; (ii) the representations and warranties of the Seller contained in this Agreement (other than the Fundamental Representations of the Seller) shall be true and correct in all respects (without giving effect to materiality, Material Adverse Effect or other similar phrases in such representations and warranties, except in Section 3.1(a)(ii), Section 3.7 and clause (b) of Section 3.8, where such phrases shall be given effect) both when made and as of the Closing, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date, except where the failure of such representations and warranties identified in this clause (ii) to be so true and correct does not, and would not be reasonably expected to, have a Material Adverse Effect; (iii) the Seller shall have performed, in all material respects, all obligations and agreements and complied, in all material respects, with all covenants required by this Agreement or any Ancillary Agreement to which Seller is a party to be performed or complied with by it prior to or at the Closing; and (iv) the Buyer shall have received from the Seller a certificate to the effect set forth in the foregoing clauses (i), (ii) and (iii) of this Section 7.3(a), and with respect to subsection (e) of this Section 7.3, signed by a duly authorized officer thereof.

(b)                                 Consents and Approvals.  The Seller shall have delivered to the Buyer the consents and approvals of the counterparties to the Contracts set forth on Schedule 7.3(b) in form and substance reasonably satisfactory to the Buyer.

(c)                                  No Litigation.  No Action shall have been commenced or threatened that is reasonably likely to (i) require the divestiture of any assets of the Buyer, the Company and its Subsidiaries or any of their respective Affiliates as a result of the transactions contemplated by this Agreement, (ii) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or their businesses or, as a result of the transactions contemplated hereby, any of the Buyer’s or its Affiliates’ other assets or businesses, (iii) limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Membership Interests or (iv) materially impair the economic value of the transactions contemplated hereby to the Buyer.

(d)                                 Resignations.  The Buyer shall have received letters of resignation from the directors of the Company and each of its Subsidiaries, if any, except for such members or directors that the Buyer specifies in writing to the Seller at least five (5) Business Days prior to the Closing Date.

(e)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f)                                   Debt Payoff Letters.  The Seller shall have delivered to the Buyer a customary payoff letter duly executed by each holder of or, in the case of an agented credit facility, the agent for, any Payoff Indebtedness, in which the applicable holder or agent shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full (other than customary contingent indemnification obligations not yet asserted); (ii) all Encumbrances in connection therewith shall be released and all account control agreements with respect thereto terminated; (iii) the applicable holder or agent shall take all actions reasonably requested by the Buyer to evidence and record such discharge and release reasonably promptly thereafter; and (iv) the applicable holder or agent shall return to the Company and its Subsidiaries all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all possessory collateral securing the applicable Payoff Indebtedness (and/or provide customary loss affidavits with respect thereto), in each case reasonably promptly thereafter (each such payoff letter, a “Debt Payoff Letter”).

(g)                                  Third Party Expense Statements and Releases.  With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, at least five (5) Business Days prior to the Closing Date, the Seller shall submit to the Buyer a list of all payees of, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee reflecting the amounts set forth on such list (the “Transaction Expenses Payoff Instructions”).

(h)                                 Tax Certificate.  The Seller shall have delivered to the Buyer a duly executed Certification of Non-Foreign Status from the Seller (or, if the Seller is treated as an entity disregarded from any Person for U.S. federal income Tax purposes, any such Person) in the form set forth hereto on Exhibit C.

(i)                                     Acquisition Non-Competition Agreements.  Each Acquisition Non-Competition Agreement shall remain in full force and effect in accordance with its terms.

(j)                                    Evergreen Agreement.  The Evergreen Agreement shall remain in full force and effect in accordance with its terms.

(k)                                 Evergreen Guaranty.  The Evergreen Guaranty shall remain in full force and effect in accordance with its terms.

(l)                                     Assumption Agreement.  The Seller shall have executed and delivered the Assumption Agreement at the Closing, and the Assumption Agreement shall be in full force and effect.

(m)                             Intercompany Arrangements.  The Seller shall have delivered to the Buyer written confirmation as set forth in Section 5.5 of the cancellation of all Intercompany Arrangements without any further liability or obligation to the Company or its Subsidiaries.

(n)                                 Escrow Agreement.  The Seller shall have executed and delivered the Escrow Agreement at the Closing, and the Escrow Agreement shall be in full force and effect.

(o)                                 401(k) Plan.  The Seller shall have caused its appropriate Subsidiaries to adopt written resolutions to terminate, effective as of the day immediately preceding the Closing Date, any and all 401(k) plans maintained by the Company or any of its Subsidiaries, which forms of such resolutions shall be presented to Buyer at least five (5) days prior to being executed for review and comment.

(p)                                 Preliminary Closing Statement.  The Buyer shall have approved the Preliminary Closing Statement as provided in the final sentence of Section 2.3(a).

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                    Survival.

(a)                                 The representations and warranties of the Seller and the Buyer contained in this Agreement as supplemented by any schedule to this Agreement and the certificates delivered pursuant to Section 2.2(b)(ix), Section 7.3(a)(iv) and Section 7.3(h) (in the case of the Seller) and pursuant to Section 2.2(b)(viii) and 7.2(a)(iii) (in the case of the Buyer) shall survive the Closing until the first anniversary of the Closing Date (with the parties intending to shorten the applicable statute of limitation period).

(b)                                 The respective pre-Closing covenants and agreements of the Seller and the Buyer contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date (with the parties intending to shorten the applicable statute of limitation period).

(c)                                  The respective post-Closing covenants and agreements of the Seller and the Buyer contained in this Agreement and the Assumption Agreement, including all obligations set forth in Article VI and this Article VIII, shall survive the Closing and survive for a period of twenty (20) years after the Closing Date, subject in each case to the applicable statutes of limitation periods; provided, that (i) if the applicable statute of limitation is shorter than the twenty (20) year period, such covenants, agreements and obligations shall survive until sixty (60) days following such statute of limitations, and (ii) for the avoidance of doubt, the applicable statute of limitations with respect to any covenant, agreement, or obligation relating to Taxes (including without limitation the indemnity obligation set forth in Section 6.2) shall be the statute of limitations on the collection of the relevant Taxes.

(d)                                 Neither the Seller nor the Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Seller or the Buyer, as the case may be, reasonably believes may result in a claim, hereunder is given to the other party prior to the expiration of the survival period for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive solely as to such claim until such claim has been finally resolved and, if applicable, paid, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 8.2                                    Indemnification by the Seller.  From and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its Affiliates (including the Company and its Subsidiaries) and the respective Representatives, successors and assigns (collectively, “Buyer Indemnified Parties”) of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, Taxes, costs and expenses (including attorneys’ fees and expenses, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), incurred, sustained or suffered by any of the Buyer Indemnified Parties as a result of, arising out of or relating to:

(a)                                 any breach of (i) any representation or warranty made by the Seller contained in this Agreement as supplemented by any schedule to this Agreement (which representations and warranties shall be deemed not qualified by (I) any references therein to materiality or Material Adverse Effect (except for the representations and warranties set forth in Section 3.1(a)(ii), Section 3.7 and clause (b) of Section 3.8, each of which shall be deemed so qualified) for purposes of (x) determining whether there has been any breach of any such representation or warranty and (y) calculating the amount of Losses with respect thereto, and (II) any supplements or updates to the Disclosure Schedules occurring after the date hereof), and (ii) the certificates delivered pursuant to Section 2.2(b)(ix), Section 7.3(a)(iv) and Section 7.3(h);

(b)                                 any breach of any pre-Closing covenant or agreement by the Seller contained in this Agreement (including as a result of the action or failure to act of the Company or any of its Subsidiaries);

(c)                                  any breach of any post-Closing covenant or agreement by the Seller contained in this Agreement or the Assumption Agreement; and

(d)                                 any Indebtedness or Transaction Expenses charged to the Buyer, the Company or any of their Subsidiaries or their Affiliates, other than to the extent such Indebtedness or Transaction Expenses were reflected in the Final Closing Statement and the calculation of the Purchase Price.

Section 8.3                                    Indemnification by the Buyer.  From and after the Closing, the Buyer shall indemnify and hold harmless the Seller and its Affiliates and the respective Representatives, successors and assigns (collectively, “Seller Indemnified Parties”) of each of the foregoing from and against any and all Losses incurred, sustained or suffered by any of the Seller Indemnified Parties as a result of, arising out of or relating to:

(a)                                 any breach of (i) any representation or warranty made by the Buyer contained in this Agreement as supplemented by any schedule to this Agreement (which representations and warranties shall be deemed not qualified by (I) any references therein to materiality or Material Adverse Effect for purposes of (x) determining whether there has been any breach of any such representation or warranty and (y) calculating the amount of Losses with respect thereto, and (II) any supplements or updates to the Disclosure Schedules occurring after the date hereof), and (ii) the certificates delivered pursuant to Section 2.2(b)(viii) and 7.2(a)(iii);

(b)                                 any breach of any pre-Closing covenant or agreement by the Buyer contained in this Agreement; and

(c)                                  any breach of any post-Closing covenant or agreement by the Buyer contained in this Agreement (including as a result of the action or failure to act of the Buyer or any of its Subsidiaries after the Closing).

Section 8.4                                    Procedures.

(a)                                 A Person seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss in respect of a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim and the determination by such Indemnified Party that such Third Party Claim has given or could give rise to a right of indemnification under this Agreement, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  Without limiting the provisions of Section 8.1, the failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under Article VI and this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)                                 If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim that primarily seeks equitable or injunctive relief or for any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claims.  If the Indemnifying Party does not expressly elect (or is not entitled) to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle, with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), such Third Party Claim.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest (it being understood that, in such case, such legal fees and expenses may constitute Losses hereunder).  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c)                                  An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss in respect of a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim,”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  Without limiting the provisions of Section 8.1, the failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under Article VI and this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or pursuant to Article VI and this Article VIII.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a Loss hereunder.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated for a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay or direct the Escrow Agent to release payment from the Indemnity Escrow Account, as applicable, such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d)                                 The indemnification of the Buyer Indemnified Parties required under this Agreement shall be made, to the extent available, by prompt payment by the Escrow Agent (to the extent of any amounts then available in the Indemnity Escrow Account if applicable) or payment made by the Indemnifying Party (to the extent of any amounts not then available in the Indemnity Escrow Account if applicable) of the amount of Losses in connection therewith.  With respect to indemnification required under this Agreement for Losses arising out of or relating to Fundamental Representations or Fundamental Pre-Closing Covenants, Losses arising out of or relating to the Earnout Obligations described in Section 5.8 or Losses described in Section 6.2, the Buyer may elect to payment by the Escrow Agent from the Indemnity Escrow Account as set forth in Section 8.5 or by payment made by the Indemnifying Party.

(e)                                  The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(f)                                   Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(g)                                  For purposes of this Article VIII, whether there has been a breach of a representation in Section 3.17 and the amount of Losses payable in connection with any such breach shall be determined without regard to any information set forth in the Disclosure Schedules (other than (i) solely with respect to the last sentence of Section 3.17(a), the information set forth in Schedule 3.17(a) of the Disclosure Schedules and (ii) solely with respect to the first sentence of Section 3.17(h), the identification of the Tax Actions set forth in Schedule 3.17(h) of the Disclosure Schedules).

Section 8.5                                    Indemnity Escrow for Claims Against the Seller. From and after the Closing (but subject to the provisions of Article VI and this Article VIII) the Buyer Indemnified Parties shall be entitled to receive amounts from the Indemnity Escrow Account in respect of any

Losses incurred by the Buyer Indemnified Parties under Section 6.2 and Section 8.2 hereof.  The Buyer Indemnified Parties’ sole and exclusive recourse in respect of the matters identified in Sections 8.2(a) and 8.2(b) (except for such matters arising from the representations and warranties of the Seller identified in Section 8.6(a)(A) and the pre-Closing covenants to be performed by the Seller identified in Section 8.6(a)(B)) shall be the amounts then remaining in the Indemnity Escrow Account, and such recourse may be sought only in accordance with the terms of this Agreement and the Escrow Agreement.  No Person (including Seller or any of its members or its or their respective Affiliates) shall have any obligation to fund or replenish the Indemnity Escrow Account at any time after the Closing.

Section 8.6                                    Limits on Indemnification.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $987,500.00 in the aggregate (the “Deductible”), in which case the Indemnifying Party shall be responsible only for such Losses exceeding the Deductible;

(ii)                                  the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 8.2(a) or Section 8.2(b), as the case may be, shall be an amount equal to the amount then remaining in the Indemnity Escrow Account; and

(iii)                               the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 8.3(a) or Section 8.3(b), as the case may be, shall be an amount equal to the Indemnity Escrow Amount.

provided, that the foregoing clauses (a)(i), (a)(ii) and (a)(iii) shall not apply to Losses arising out of or relating to:

(A)                               the inaccuracy or breach of any of the representations and warranties set forth in Sections 3.1 and 4.1, Sections 3.2 and 4.2, Section 3.4, Section 3.5, Section 3.6, Section 3.17 and Section 3.30 (Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.17, 3.30, 4.1 and 4.2 are collectively referred to herein as the “Fundamental Representations”); and

(B)                               the intentional breach of any covenants and agreements of the Seller and the Buyer set forth in Sections 5.1(a) through 5.1(v), Section 5.2(c), Section 5.3, Sections 5.5 through 5.13 (excluding Section 5.7) (collectively, the “Fundamental Pre-Closing Covenants”) of the Seller and the Buyer contained in this Agreement, it being understood that, for purposes of this Article VIII, “intentional breach” shall mean an action taken (which may include a decision not to take an action) with willful disregard or actual conscious awareness that such action constitutes a breach;

provided further, that the maximum aggregate amount of indemnifiable Losses which may be recovered arising out of or relating to Section 8.2 shall be an amount equal to the Purchase Price as of the Closing.

(b)                                 Without limiting Section 8.4(e) above, any Losses claimed hereunder shall be net of any proceeds actually recovered under any insurance policy of the Company and its Subsidiaries listed on Schedule 3.21 of the Disclosure Schedules by any Person entitled to indemnification or escrow recovery, as applicable, hereunder.  In the event that an insurance recovery under any insurance policy of the Company and its Subsidiaries listed on Schedule 3.21 of the Disclosure Schedules is made by any such Person with respect to any Loss for which any such Person has been indemnified or otherwise recovered hereunder, then a refund equal to the aggregate net amount of the insurance recovery shall be made promptly to the Person providing the indemnity or other recovery (in the case of recovery from the Indemnity Escrow Account, such Person being Seller).

(c)                                  Notwithstanding anything herein to the contrary, in no event shall any Person be entitled to recover or make a claim for any amounts in respect of punitive or exemplary damages (except to the extent payable to a third party in connection with a Third Party Claim).

(d)                                 None of the provisions in this Article 8 (other than Section 8.9) shall apply with respect to a fraud claim.

Section 8.7                                    Remedies Not Affected by Investigation, Disclosure or Knowledge.  If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Buyer or any of its Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.  In furtherance of the foregoing, the Seller agrees that as knowledge or lack of reliance shall not be a defense to any indemnity claim for breach of representation, warranty or covenant by the Seller herein, the Seller shall not in such proceeding for an indemnity claim hereunder seek to introduce evidence or argument in any such proceeding regarding the knowledge or lack of reliance of the Buyer or any of its Representatives prior to the Closing on or with respect to any such representations, warranties or covenants with respect to such indemnity claims.

Section 8.8                                    Treatment of Indemnification Payments.  The parties agree to treat all indemnification payments (whether paid directly by the Indemnifying Party or from the Indemnity Escrow Account) made under Section 6.2 and this Article VIII as an adjustment to the Purchase Price for income tax purposes, unless otherwise required by applicable Law.

Section 8.9                                    Remedies.  After the Closing, Section 2.4, Section 2.5, Article VI, this Article VIII and Section 10.11 will provide the exclusive remedies for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby, except for claims for fraud.  The remedies expressly available to a party hereunder are cumulative and are not exclusive of any other remedy which is expressly available to a party hereunder.

ARTICLE IX
TERMINATION

Section 9.1                                    Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of the Buyer and the Seller;

(b)                                 (i) by the Seller, if the Seller is not then in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within ten (10) days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller; provided that neither a breach or violation of the representations and warranties set forth in Section 4.4 nor the Buyer’s failure to make any of the payments required to be made by the Buyer at the Closing in accordance with Section 2.2 shall be subject to notice or cure hereunder, unless the Buyer’s failure to make any such payments at the Closing is due to a closure of financial institutions in the United States resulting from an act of God, an outbreak of war, military acts or acts of terrorism, in which case such failure to pay shall be subject to cure no later than two (2) Business Days following such failure; or (ii) by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within ten (10) days following delivery to the Seller of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c)                                  (i) by the Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to the date that is 120 days from the date of this Agreement (the “End Date”)  or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the End Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(d)                                 by the Buyer if (i) the first Key Employee set forth on Schedule A communicates to an officer of the Buyer that he will not continue employment under the terms of the Employment Agreement on or after the Closing Date (other than as a result of the termination of such Employment Agreement by the Buyer) or such Key Employee has entered into a termination agreement with respect to such Employment Agreement prior to the Closing Date or commenced negotiations in such regard or (ii) the first Key Employee set forth on Schedule A provides a notice of termination (but with it being understood that the foregoing termination right of the Buyer shall terminate with respect to such Key Employee if such termination right is not exercised by the Buyer (A) within thirty (30) days following the occurrence of any event described in the foregoing clause (i), or (B) within thirty (30) days following (x) the occurrence of any event described in the foregoing clause (ii) if such writing is delivered to the Buyer or any of its Affiliates in accordance with the terms of this Agreement, or (y) the Seller’s delivery of notice to the Buyer in accordance with the terms of this Agreement of the occurrence of any event described in the foregoing clause (ii) if such writing is delivered to the Seller or any of its Affiliates).

(e)                                  by either the Seller or the Buyer if the Closing shall not have occurred by the End Date; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(f)                                   by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its reasonable best efforts (subject to Section 5.7) to have such order, decree, ruling or other action vacated.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2                                    Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Article X and this Section 9.2 and Section 9.3, each of which shall survive the termination of this Agreement in accordance with their terms and (b) that nothing in this Agreement shall relieve any party hereto from liability for its fraud or a knowing, intentional and material breach or failure to perform any of its covenants or agreements in this Agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.  For the avoidance of doubt, if the Buyer or the Seller does not consummate the transactions contemplated hereby at the time required hereby in circumstances in which all of the conditions set forth in Sections 7.1 and 7.2 or 7.3, as applicable, have been satisfied (or could be satisfied at the Closing), such circumstance or failure to close shall be deemed to be a knowing, intentional and material breach of this Agreement.

Section 9.3                                    Remedies.  The parties to this Agreement may terminate this Agreement only pursuant to Section 9.1 and, following any such termination, or if the Closing does not otherwise occur, each party’s sole and exclusive remedy with respect to any and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be as provided in Section 9.2 hereof; provided that nothing in this Section 9.3 shall prevent a party from electing to not terminate this Agreement and instead seeking equitable relief (including specific performance) as contemplated by Section 10.11.

ARTICLE X
GENERAL PROVISIONS

Section 10.1                             Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that (a) if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement; (b) the filing fee required under the HSR Act as set forth in Section 5.7(a) shall be borne and paid by the Buyer and (c) any amounts specifically allocated to a party under this Agreement shall be borne as provided in this Agreement.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2                             Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3                             Waiver.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4                             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail, upon written confirmation of receipt by facsimile, electronic mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier for next-day delivery or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     if to the Seller, to:

Span Holdings, LLC
c/o Evergreen Pacific Partners
1700 Seventh Avenue

Suite 2300

Seattle, Washington

Attention:  Board of Managers
Facsimile:  (206) 262-4715

with copies (which shall not constitute notice) to:

Evergreen Pacific Partners
1700 Seventh Avenue

Suite 2300

Seattle, Washington

Attention: Timothy D. Bernardez

 T.J. McGill

 Michael A. Nibarger

Facsimile:  (206) 262-4715

and

Kirkland & Ellis LLP
300 North LaSalle

Chicago, Illinois 60654
Attention:  Martin A. DiLoreto, Jr., P.C.

  Paul W. Anderson

Facsimile:  (312) 862-2200

(ii)                                  if to the Buyer, to:

Matson Logistics, Inc.

555 12th Street

Oakland, California 94607

Attention:  Peter Heilmann

Facsimile:  (510) 628-7331

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, California 94105
Attention:  Douglas D. Smith
Facsimile:  (415) 393-8306

Section 10.5                             Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean

“including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.  References to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement.  The phrase “made available” shall mean that the Seller posted, or caused to be posted, the materials in question to the virtual data room managed by the Seller or its Representative on or prior to July 17, 2016.

Section 10.6                             Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

Section 10.7                             No Third-Party Beneficiaries.  Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.8                             Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such dispute or controversy), without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.9                             Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.10                      Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11                      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 10.9, this being in addition to any other remedy to which such party is entitled at law or in equity, but subject to the other provisions of this Agreement (including Section 8.9).  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.12                      Currency.  All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.  Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein.

Section 10.13                      Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.14                      Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15                      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.16                      Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature (each, an “Electronic Signature”) and an Electronic Signature shall constitute an original for all purposes.  No party hereto shall raise (a) the use of an Electronic Signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile or electronic mail as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 10.17                      Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.18                      No Presumption Against Drafting Party.  Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.19                      Release.  Effective upon the Closing, for the benefit of the Buyer, the Seller agrees that in no circumstances, except in the event of fraud, will the Seller bring any Action against the Company or any of its Subsidiaries or any of their respective officers, managers, directors or employees, in their capacity as such, arising out of any agreement or other arrangement entered into prior to the Closing, other than pursuant to this Agreement or the Ancillary Agreements.  Effective upon the Closing, for the benefit of the Buyer, the Seller hereby releases and forever discharges the Company and its Subsidiaries and their respective past, present, and future equityholders, directors, officers, employees, counsel, agents and representatives, and each of their respective successors and assigns from any liability arising out of any matter, circumstance or event occurring prior to the Closing.  Notwithstanding anything to the contrary herein, nothing contained in this Section 10.19 will (a) release the Buyer, the Company or any of its Subsidiaries from its obligations and liabilities under this Agreement or the Ancillary Agreements; or (b) release the Buyer, the Company or any of its Subsidiaries from its obligations and liabilities with respect to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Closing, whether arising under applicable laws, such Person’s Organizational Documents or otherwise.

Section 10.20                      Legal Representation.  Each of the parties to this Agreement hereby agrees that Kirkland & Ellis LLP may serve as counsel to the Seller and certain of its Affiliates

(individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that following the Closing, Kirkland & Ellis LLP may serve as counsel to any member of the Seller Group or any director, manager, member, partner, owner, officer, employee or Affiliate thereof in connection with any litigation, claim, dispute or other matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement (including in connection with any matters contemplated by Section 2.4 and Section 2.5), notwithstanding such representation (or any continued representation) of the Seller, the Company or any of their Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom or in connection therewith.  The parties hereto agree to take the steps necessary to ensure that any privilege attaching as a result of Kirkland & Ellis LLP representing the Company or any of their Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect; provided that such privilege from and after the Closing shall be controlled by the Seller.  As to any privileged attorney client communications between Kirkland & Ellis LLP and the Company or any of their Subsidiaries prior to the Closing Date (collectively, the “Privileged Communications”), the Buyer and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party (or any of their Affiliates) may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MATSON LOGISTICS, INC.

By:	/s/ Rusty Rolfe
Name: Rusty Rolfe
Title: President

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

SPAN HOLDINGS, LLC

By:	/s/ Thomas Souply
Name: Thomas Souply
Title: President and Chief Executive Officer

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT